As filed with the Securities and Exchange Commission on October 14, 2016

File 333-204434

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ANTRIABIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54495	27-3440894
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1450 Infinite Drive

Louisville, CO 80027

(303)222-2128

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

AntriaBio, Inc.

Attn: Nevan Elam, CEO

1450 Infinite Drive

Louisville, CO 80027

(303)222-2128

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Dorsey & Whitney LLP

Attn: Michael L. Weiner

1400 Wewetta Street, Suite 400

Denver, CO 80202

(303) 629-3400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act: ☐ a large accelerated filer,☐ an accelerated file,☐ a non-accelerated filer, or ☑ a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act)

This registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to section 8(a) may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the registration statement on Form S-1 (File No. 333-204434) of AntriaBio, Inc. (the “Company”) that was originally declared effective by the Securities and Exchange Commission on July 29, 2015 (the “Registration Statement”), as amended by the Post-Effective Amendment No. 1 that was declared effective on October 22, 2015. The Company is filing this Post-Effective Amendment No. 2 to the Registration Statement pursuant to the undertakings in Item 17 of the Registration Statement to (i) include the information contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016 that was filed with the SEC on September 28, 2016, (ii) update certain other information in the Form S-1, and (iii) provide for forward incorporation by reference of documents filed by us with the SEC after the date hereof in accordance with the authority provided by Section 98001 of the Fixing America’s Surface Transportation Act and the related amendments adopted by the SEC to Item 512 of Regulation S-K and Form S-1.

No additional securities are being registered under the Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2016

ANTRIABIO, INC.

PRELIMINARY PROSPECTUS

13,906,331 Shares of Common Stock

This prospectus relates to the resale, from time to time by certain selling stockholders (the “selling stockholders”), of up to an aggregate 13,906,331 shares of our common stock consisting of:

(1)	6,040,921 shares of common stock issued to the selling stockholders in connection with the Unit Financing (as defined herein);
(2)	6,040,921 shares of common stock issuable upon the exercise of outstanding warrants (the “Unit Warrants”) issued to the selling stockholders in connection with the Unit Financing; and
(3)	1,824,489 shares of common stock issuable upon the exercise of outstanding compensation warrants issued to certain selling stockholders as compensation for services rendered to us in connection with the Unit Financing.

We will not receive any of the proceeds from the resale of these shares of our common stock by the selling stockholders. However, upon exercise we will receive the cash exercise price of the Unit Warrants. We will not receive proceeds from the cashless exercise of the compensation warrants issued to certain selling stockholders as compensation for services

The selling stockholders may sell or otherwise dispose of the shares of common stock or the shares of common stock issuable upon exercise of warrants covered by this prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Additional information about the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided in the sections entitled “Selling Stockholders” and “Plan of Distribution” of this prospectus.

Our common stock is presently quoted on the OTCQB under the symbol “ANTB”. On October 12, 2016, the closing bid price of our common stock was $1.20 per share of common stock.

We issued an aggregate 13,906,331 of the shares covered by this prospectus in the Unit Financing. Additional information about the Unit Financing is provided in the section entitled “Description of Private Placements” of this prospectus.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on Page 10 of this prospectus before deciding whether to invest in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2016

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You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that this prospectus is correct as of any time after its date.

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ABOUT THE PROSPECTUS

In this prospectus, references to the “Company,” “AntriaBio,” “we,” “us,” “Antria Delaware,” and “our” and similar terms refer to AntriaBio, Inc. References to our “common stock” refer to the common stock, par value $0.001 per share, of AntriaBio, Inc.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and the documents incorporated by reference herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and the information it incorporates by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the heading “Risk Factors” beginning on page 10 of this prospectus, in our most recent Annual Report on Form 10-K, as well as any subsequent filings with the United States Securities and Exchange Commission. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus, including our financial statements, the notes to those financial statements, and the other documents identified under the headings “Where You Can Find More Information” in this prospectus before making an investment decision. See the Risk Factors section of this prospectus on page 10 for a discussion of the risks involved in investing in our securities. Unless otherwise noted, all share and per share data in this prospectus, as well as all exercise price or conversion price data with respect to our convertible securities gives effect to a 6 for 1 reverse stock split of our common stock effected on May 1, 2014.

ANTRIABIO, INC.

AntriaBio, Inc. is a biopharmaceutical company that develops novel, sustained release injectable therapies. We apply our proprietary formulation and manufacturing capabilities to known, well-characterized molecules to create differentiated, patent-protected therapies that have the potential to significantly improve existing standards of care.

Our lead product candidate, AB101, is a microsphere formulation of PEGylated human recombinant insulin being developed as an extended acting basal insulin intended for once-weekly subcutaneous injection, for use alone and in combination with bolus prandial insulin or oral glucose lowering therapies, to improve glycemic control in patients with Type 1 and Type 2 Diabetes Mellitus. We believe AB101 has the potential to provide a near peak-less, slow and uniform release of basal insulin. The current standard of care in the $11 billion basal insulin market is daily or twice a day injections.

To formulate AB101 we use PEGylation chemistry to attach a low molecular weight (5000 Daltons) polyethylene glycol (“PEG”) to the phenylalanine amino acid residue on the N-terminus of insulin’s B peptide chain to create PEGylated insulin (“peginsulin”). By attaching a PEG in this fashion, human insulin becomes amphiphilic and can be uniformly co-dissolved in a solvent with PLGA, a biodegradable polymer. Following the dissolution of peginsulin and PLGA, the solvent is removed through an emulsification process and when dried, uniform microspheres are formed in a solid state solution. Prior to administration, the microspheres are reconstituted in an aqueous solution and when injected, the microspheres dissolve through hydrolysis, releasing insulin at a slow, steady and predictable rate over the course of a week.

In 2015, as a precursor to our US clinical studies and in order to fulfill requirements of the US Food and Drug Administration (“FDA”) in support of an Investigational New Drug (“IND”) filing, we conducted pre-clinical studies, including acute and sub-acute toxicity studies in two species, safety pharmacology and mutagenicity/genotoxicity studies. In accordance with the initial feedback that we received from the FDA in 2015, as a precursor to filing an IND and starting a clinical study, we conducted a six-month stability study of peginsulin, which was satisfactorily completed in June 2016. We also met face-to-face with the FDA in the 2nd quarter of calendar year 2016 in a pre-IND meeting to discuss our Phase 1 clinical study design. Notably, given the complexity of microsphere products, the agency advised us to ensure that our manufacturing process was robust before filing our IND and commencing a clinical study.

We have constructed a $3.2 million GMP sterile manufacturing suite in our Louisville, Colorado facility to produce AB101 material suitable for injection into patients. Based on the guidance received from the FDA and introduction of a senior manufacturing leader to the Louisville site, in calendar year 2016 we have been methodically engineering, testing and certifying the processes to be used in clinical manufacturing, to include the sterility assurance of the process and product as mandated by the FDA. In the 3rd quarter of calendar year 2016 we have successfully demonstrated our process by manufacturing sample batches of AB101 material at clinical scale. This has been a significant and complex scientific and engineering undertaking, as prior to this calendar year we had only manufactured AB101 in small non-sterile batches in our laboratories for use in animal studies and for analytical purposes.

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We have made significant progress in demonstrating that we can manufacture AB101 at clinical scale, but we still must demonstrate that our manufacturing process can be conducted in a sterile fashion prior to making AB101 material for the clinical study, a fundamental and mandated exercise to ensure patient safety in the clinic. Qualifying the sterility of a manufacturing process and environment is generally complex and particularly so when manufacturing microsphere products as AB101 cannot be sterile-filtered as is common with most injectable products. Based on our current timeline, we are planning to have our facility fully qualified to enable the manufacture of clinical material by the end of the first quarter of calendar year 2017. Following the manufacturing campaign, we will plan to file an IND with the FDA and commence the clinical study in the first half of calendar year 2017.

Capital Requirements

As of June 30, 2016, we have approximately $4.1 million in cash on hand to fund our operations. Since inception, we have raised approximately $38.3 million, which has enabled us to advance our microsphere platform, including completing preclinical studies for our lead product candidate, AB101, a potential once-weekly injectable basal insulin for patients with type 1 and type 2 diabetes.

Given our ongoing financial needs as well as our desired strategy to advance AB101 while scaling the business to include additional product candidates, we have reached a point in our evolution where we believe we need to raise capital in a different manner by conducting a relatively large institutionally focused round before the end of calendar year 2016. Fortunately, we have received a great deal of interest from the Korean investment community including large, sophisticated healthcare funds.

Concurrent with our planned capital raise in the 4th quarter of calendar year 2016, we will establish a subsidiary in Seoul, which will be led by our Founder and Chairman of the Scientific Advisory Board, Dr. Hoyoung Huh. We plan to expand our core capabilities by tapping into the scientific prowess and know-how that exists in Korea. In addition, we may also seek to in-license or acquire technologies and/or product candidates that complement our existing pipeline.

The continuation of our business is dependent upon obtaining further financing, including this Offering, and achieving a break even or profitable level of operations in our business. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current or future stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. There are no assurances that we will be able to obtain additional financing through private placements and/or bank financing or other means necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. These conditions raise substantial doubt about our ability to continue as a going concern.

Risks that We Face

Our Business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 10. These risks include, among others, the following:

•	We are a preclinical stage company and we do not have, and may never have, any products that generate significant revenues.
•	We will need substantial additional capital to fund our operations and if we fail to obtain additional capital, we may be unable to complete the development and commercialization of our product candidates or continue our research and development programs.

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•	We rely on a single product candidate, and if the market does not develop for that candidate it could adversely impact our operating results.
•	Adverse events in our clinical trials may force us to stop development of our product candidate or prevent regulatory approval of our product candidates.
•	As our product candidates advance through clinical trials, they may not have favorable results or receive regulatory approval.

Corporate Information

Our principal executive offices are located at 1450 Infinite Drive, Louisville, CO 80027, and our telephone number is (303) 222-2128. Our internet address is http://www.antriabio.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

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The Offering

Common stock offered by selling stockholders

13,906,331 shares of common stock consisting of:

(1)  6,040,921 shares of common stock issued to the selling stockholders in connection with the Unit Financing;

(2)  6,040,921 shares of common stock issuable upon the exercise of the Unit Warrants issued to the selling stockholders in connection with the Unit Financing; and

(3)  1,824,489 shares of common stock issuable upon the exercise of compensation warrants issued to certain selling stockholders as compensation for services rendered to us in connection with the Unit Financing.

Common stock offered by us	None.

Common stock outstanding after this offering (assuming full exercise of the Unit Warrants and the Compensation Warrants (as defined below)) (1)	48,709,507

Use of Proceeds	We will not receive any of the proceeds from the resale or other disposition of the shares of our common stock covered by this prospectus by the selling stockholders. However, we will receive the cash exercise price upon the exercise of the common stock purchase warrants, other than the compensation warrants, the underlying shares of which are offered by this prospectus.

OTCQB symbol for our Common Stock	“ANTB”

Risk Factors	Investing in our common stock involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 10 for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)	This includes all current outstanding shares of common stock of 40,844,097 shares and the assumption of the exercise of 6,040,291 Unit Warrants and 1,829,489 compensation warrants. This amount does not include any other stock options or warrants issued by the company that are not included in this prospectus.
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DESCRIPTION OF PRIVATE PLACEMENTS

During the fiscal year of 2015, our management and board of directors (the “Board”) entered into discussions with respect to potential equity and debt financing opportunities to raise up to $15,000,000 to address the Company’s working capital needs. As a result of these discussions, on September 11, 2014, we entered into a placement agent agreement (the “Placement Agent Agreement”) with Paulson Investment Company, Inc. (“Paulson” or the “Placement Agent”), a registered FINRA broker-dealer, whereby Paulson agreed to act as our exclusive placement agent from the date of the Placement Agent Agreement until the agreement is terminated.

Unit Financing

On February 23, 2015 and April 6, 2015, we closed private placement transactions (the “Unit Financing”) with approximately 104 accredited investors for 6,040,921 Units at a price per unit of $1.85 per Unit. In connection with the close of the Unit Financing, we entered into subscription agreements pursuant to which we issued units of the Company (each a “Unit” and collectively, the “Units”) to the investors. Each Unit consists of one share of our common stock and one transferable Unit Warrant. Each whole Unit Warrant entitles the holder to purchase one share of our common stock at a price of $2.50 per share of common stock at any time until 5:00 p.m. (Pacific Time) on the date that is thirty-six (36) months following the close of the Unit Financing. We received gross cash proceeds of approximately $11.1 million, excluding Placement Agent compensation, transaction costs, fees and expenses in the Unit Financing. This prospectus covers the shares of our common stock issuable upon the exercise of the Unit Warrants.

Placement Agent Compensation

As compensation for its efforts in the Bridge Financing and the Unit Financing, we paid Paulson placement agent fees of approximately $1.1 million and we issued them a compensation warrant in connection with the Unit Financing to purchase up to 1,824,489 shares of our common stock for a period of seven (7) years from the date of issuance with an exercise price of $2.50 per share of common stock. The compensation warrants issued to Paulson in connection with the Unit Financing contain cashless exercise rights, and shall be adjusted both as to the number of shares of common stock and price into which and at which they are exercisable, based on any splits, conversions, or reorganizations that affect the Company’s common stock. The compensation warrants issued to Paulson in connection with the Unit Financings are referred to herein as the “Compensation Warrants.” This prospectus covers the shares of our common stock issuable upon the exercise of the Compensation Warrants.

Registration Rights

Pursuant to our contractual obligations under the Placement Agent Agreement and the Unit Financing, we are required to file a registration statement (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”) within ninety (90) days following the close of the Unit Financing. The Registration Statement covers: (i) shares of common stock issued in connection with the Unit Financing; (ii) shares of common stock issuable upon the exercise of the Unit Warrants; and (iii) shares of common stock issuable upon the exercise of the Compensation Warrants issued to Paulson as compensation in connection with the Unit Financing. We have agreed to take all necessary actions and make all necessary filings to keep the Registration Statement effective for a period that extends from the first date on which the United States Securities and Exchange Commission (the “SEC”) issues an order of effectiveness in relation to the Registration Statement until such date as our legal counsel issues a legal opinion asserting that the shares of our common stock registered for resale under this prospectus are available for resale under Rule 144 of the Securities Act.

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RISK FACTORS

An investment in us involves a high degree of risk. You should consider carefully the following information about these risks before deciding to purchase any of our securities. If any of the events or developments described below actually occurs, our business, results of operations and financial condition would likely suffer. In these circumstances, you may lose all or part of your investment. In addition, it is also possible that other risks and uncertainties that affect our business may arise or become material in the future.

Risks Related to Our Business

We will need substantial additional capital to fund our operations. If we fail to obtain additional capital, we may be unable to complete the development and commercialization of our product candidates or continue our research and development programs.

Our operations consume substantial amounts of cash. We expect to spend substantial amounts on research and development, including preclinical and clinical studies for our product candidates, manufacturing materials and expanding our research and development program. As of June 30, 2016, we have $4.1 million in cash on hand. It is anticipated that we will need at least an additional $15 million in capital through December 2017 to cover operating expenses, clinical testing and development of pipeline products. We expect that our cash used by operations will continue to increase for the next several years. If we are unable to raise additional capital by the end of first quarter calendar year 2017, we may have to significantly delay, scale back or discontinue one or more of our drug development or research and development programs. We also may be required to: seek collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; and relinquish, license or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on terms that are less favorable than might otherwise be available.

We may not be successful in our efforts to identify, discover or formulate product pipeline candidates.

Our primary strategy is to formulate and develop differentiated long-acting injectable therapies by applying our proprietary technology to known and well characterized molecules. Research and development programs require substantial technical, financial and human resources to identify new product pipeline candidates. Our research and development programs may initially demonstrate success in identifying potential product pipeline candidates but subsequently fail to yield them. Through our research and development programs, if we are unable to formulate innovative long-acting therapies based on our microsphere platform technology or otherwise, our long-term business, financial position, income, expansion and outlook may be materially adversely affected.

Our corporate objectives are dependent upon one another and to the extent that there is a delay or complication in any one objective, our ability to timely complete our other goals could be adversely impacted.

Our corporate objectives are dependent upon one another and to the extent that there is a delay or complication in any one objective, our ability to complete our other goals in a timely fashion could be adversely impacted. For example, prior to conducting our first human study, we must first file an IND for AB101 with the FDA and produce AB101 material under current good manufacturing practices (“cGMP”) conditions. We had experienced delays in finalizing the completion of our cGMP manufacturing suite as well as a delay in receiving certain equipment or parts for equipment used in the manufacturing process which has had an adverse impact our ability to manufacture sterile product which is needed to submit our IND and begin clinical studies.

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Our manufacturing experience is limited.

We currently manufacture AB101. The manufacture of drugs for clinical trials and for commercial sale is subject to regulation by the FDA under cGMP regulations and by other regulators under other laws and regulations. We cannot assure you that we can successfully manufacture our products under cGMP regulations or other laws and regulations in sufficient quantities for clinical trials or for commercial sale, or in a timely or economical manner.

Our manufacturing facilities require specialized personnel and are expensive to operate and maintain. Any delay in the regulatory approval of product candidates to be manufactured in these facilities will require us to continue to operate these expensive facilities and retain specialized personnel, which may increase our losses. Construction of our manufacturing facility has been completed and validation is currently underway. Validation is an ongoing process that must be maintained to allow us to manufacture under cGMP guidelines. We cannot guarantee that the FDA or any foreign regulatory agencies will approve our other facilities or, once approved, that any of our facilities will remain in compliance with cGMP regulations.

The manufacture of pharmaceutical products is a highly complex process in which a variety of difficulties may arise from time to time. Specifically, the manufacture of microspheres consists of twelve highly engineered unit operations to produce a steril dry powder in vial for resuspension. We may not be able to resolve any such difficulties with this process in a timely fashion, if at all. We are currently the sole manufacturer of AB101 and if anything were to interfere with our continuing manufacturing operations in our facility, it could materially adversely affect our business and financial condition.

If one or more of our product candidates progress to mid- to late-stage development, we may incur significant expenses in the expansion and/or construction of manufacturing facilities and increases in personnel in order to manufacture product candidates. We cannot assure you that we have the necessary funds or that we will be able to develop this manufacturing infrastructure in a timely or economical manner, or at all. Currently, our other potential product candidates are manufactured in small quantities for use in various studies. We cannot assure you that we will be able to successfully manufacture additional product candidates at a larger scale in a timely or economical manner, or at all. If and when any of these product candidates are ready for clinical trials, we will need to manufacture them in larger quantities. If we are unable to successfully increase our manufacturing scale or capacity, the regulatory approval of such clinical studies may be delayed.

If we fail to develop manufacturing capacity and experience, fail to manufacture our product candidates economically or on reasonable scale or volumes, or in accordance with cGMP regulations, our development programs and commercialization of any approved products will be materially adversely affected. This may result in delays in filing our IND or in commencing our clinical trials. Any such delays could materially adversely affect our business and financial condition.

Results of preclinical testing or earlier clinical studies are not necessarily predictive of future results, therefore none of the product candidates we advance into clinical studies may have favorable results in later clinical studies or receive regulatory approval.

Success in preclinical testing and early clinical studies does not ensure that later clinical studies will generate adequate data to demonstrate the efficacy and safety of an investigational drug or biologic. A number of companies in the biopharmaceutical industry, including those with greater resources and experience, have suffered significant setbacks in Phase 3 clinical studies, even after seeing promising results in earlier clinical studies. We do not know whether any clinical studies we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of our product candidates. If later stage clinical studies do not produce favorable results, our ability to achieve regulatory approval for any of our product candidates may be adversely impacted. Even if we believe that our product candidates have performed satisfactorily in preclinical testing and clinical studies, we may still fail to obtain FDA approval for our product candidates.

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We may experience delays in our clinical trials that could adversely affect our financial position and our commercial prospects.

Many factors could affect the timing of clinical trials, including lack of cGMP drug product, slow patient recruitment, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Other companies may be conducting clinical trials or may announce plans for future trials that will be seeking patients with the same indications as those we are studying. As a result of all of these factors, our trials may take longer to enroll patients than we anticipate. Delays in patient enrollment in the trials may increase our costs and slow down our product development and approval process. Our product development costs will also increase if we need to perform more or larger clinical trials than planned. Any delays in completing our clinical trials will delay our ability to generate revenue from product sales, and we may have insufficient capital resources to support our operations.

Due to our reliance on contract research organizations or other third parties to conduct clinical trials, we may not have complete control over the timing, conduct and expense of our clinical trials.

We plan to rely primarily on third parties to conduct our clinical trials. As a result, we will have less control over the conduct of the clinical trials, the timing and completion of the trials, the required reporting of adverse events and the management of data developed through the trial than would be the case if our own staff conducted all clinical trials. Communicating with outside parties can also be challenging, potentially leading to mistakes and difficulties in coordinating activities. Outside parties may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct our trials. We may experience unexpected increased costs that are beyond our control. Problems with the timeliness or quality of the work of a contract research organization may lead us to seek to terminate the relationship and use an alternative service provider. However, making this change may be costly and may delay our trials, and contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

Adverse events in our clinical trials may force us to stop development of our product candidates or prevent regulatory approval of our product candidates.

Our product candidates may produce serious adverse events in patients during clinical trials. These adverse events could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA, or other regulatory authorities requesting additional preclinical data or denying approval of our product candidates for any or all targeted indications. An institutional review board, independent data safety monitoring board, the FDA, other regulatory authorities or the Company itself may suspend or terminate clinical trials at any time. We cannot assure you that any of our product candidates will prove safe for human use.

If our product candidates do not meet safety or efficacy requirements, they will not receive regulatory approval and we will be unable to market them.

The process of drug development, regulatory review and approval typically is expensive, takes many years and the timing of any approval cannot be accurately predicted. If we fail to obtain regulatory approval for our current or future product candidates, we will be unable to market and sell such products and therefore may never be profitable.

As part of the regulatory approval process, we must conduct preclinical studies and clinical trials for each product candidate to demonstrate safety and efficacy. The number of preclinical studies and clinical trials that will be required varies depending on the product candidate, the indication being evaluated, the trial results and regulations applicable to any particular product candidate.

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The results of preclinical studies and initial clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trials. We cannot assure you that the data collected from the preclinical studies and clinical trials of our product candidates will be sufficient to support approval by FDA or a foreign regulatory authority. In addition, the continuation of a particular study after review by an independent data safety monitoring board does not necessarily indicate that our product candidate will achieve the clinical endpoint.

The FDA and other regulatory agencies can delay, limit or deny approval for many reasons, including:

•	a product candidate may not be safe or effective;

•	our manufacturing processes or facility may not meet the applicable requirements; and

•	changes in regulatory agency approval policies or adoption of new regulations may require additional clinical trials or work on our end.

Any delay in, or failure to receive or maintain, approval for any of our products could prevent us from ever generating meaningful revenues or achieving profitability.

Our product candidates are prone to the risks of failure inherent in drug development. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate safety in preclinical studies and effectiveness with substantial evidence gathered in well-controlled clinical studies. With respect to approval in the US, to the satisfaction of the FDA and, with respect to approval in other countries, to the satisfaction of regulatory authorities in those countries, we must demonstrate that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate.

Despite our efforts, our product candidates may not:

•	offer therapeutic benefit or other improvements over existing, comparable therapeutics;

•	be proven safe and effective in clinical studies;

•	meet applicable regulatory standards;

•	be capable of being produced in sufficient quantities at acceptable costs;

•	be successfully commercialized; or

•	obtain favorable reimbursement.

We are not permitted to market AB101 or any of our other product candidates in the US until we receive approval of a new drug application, or approval of a biologics license application, from the FDA, or in any foreign countries until we receive the requisite approval from such countries. We have not submitted a new drug application or biologics license application or received marketing approval for any of our product candidates.

Preclinical testing and clinical studies are long, expensive and uncertain processes. We may spend several years completing our testing for any particular product candidate, and failure can occur at any stage. Negative or inconclusive results or adverse medical events during a clinical study could also cause us or the FDA to terminate a clinical study or require that we repeat it or conduct additional clinical studies. Additionally, data obtained from a clinical study is susceptible to varying interpretations and the FDA or other regulatory authorities may interpret the results of our clinical studies less favorably than we do. The FDA and equivalent foreign regulatory agencies have substantial discretion in the approval process and may decide that our data is insufficient to support a marketing application and require additional preclinical, clinical or other studies.

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Any failure or delay by our third-party suppliers on which we rely or intend to rely to provide materials necessary to develop and manufacture our drug products may delay or impair our ability to commercialize our product candidates.

We rely upon a small number of third-party suppliers for the manufacture of certain raw materials that are necessary to formulate our drug products, including AB101, for preclinical and clinical testing purposes. We intend to continue to rely on them in the future. We also expect to rely upon third parties to produce materials required for the commercial production of our product candidates if we succeed in obtaining necessary regulatory approvals. If we are unable to arrange for third-party sources, or do so on commercially unreasonable terms, we may not be able to complete development of or market our product candidates.

There are a small number of suppliers for raw materials that we use to manufacture our drugs. Such suppliers may not sell these raw materials at the times we need them or on commercially reasonable terms. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Although we generally do not begin a clinical study unless we believe we have a sufficient supply of a product candidate to complete the clinical study, any significant delay in the supply of raw material components needed to produce a product candidate for a clinical study due to the need to replace a third-party manufacturer could considerably delay completion of our clinical studies, product testing and potential regulatory approval of our product candidates. If we or our manufacturers are unable to purchase these raw materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply of such product candidates, which would impair our ability to generate revenues from the sale of our product candidates.

If we successfully commercialize any of our product candidates, we may be required to establish commercial manufacturing capabilities of larger scale. In addition, as our drug development pipeline increases and matures, we will have a greater need for clinical study and commercial manufacturing capacity. We have no experience manufacturing pharmaceutical products on a commercial scale and we may need to rely on third-party manufacturers with capacity for increased production scale to meet our projected needs for commercial manufacturing, the satisfaction of which on a timely basis may not be met.

Our competitors may develop and market drugs that are less expensive, more effective or safer than our product candidates.

The pharmaceutical market is highly competitive. If approved by regulatory agencies and subsequently commercialized, our product candidates that contain currently approved active ingredients will likely face competition from existing products on the market. In particular, if we successfully commercialize AB101, our product candidate would compete directly against Sanofi’s Toujeo and Lantus, Novo Nordisk’s Levemir and Tresiba and Eli Lilly’s Basaglar, a biosimilar insulin glargine that will become available in the US in December 2016. Additionally, other pharmaceutical and biotechnology companies may develop improved formulations of the same drugs that compete with drug products we are developing. It is possible that our competitors will develop and market products that are less expensive, more effective or safer than our future products or that will render our products obsolete. We expect that competition from pharmaceutical and biotechnology companies, universities and public and private research institutions will increase. Many of these competitors have substantially greater financial, technical, research and other resources than we do. We may not have the financial resources, technical and research expertise or marketing, distribution or support capabilities to successfully compete with these competitors.

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After the completion of our clinical studies, we cannot predict whether or when we will obtain regulatory approval to commercialize our product candidates and we cannot, therefore, predict the timing of any future revenue from these product candidates.

Even if we achieve positive clinical results and file for regulatory approval, we cannot commercialize any of our product candidates until the appropriate regulatory agencies have reviewed and approved the applications for such product candidates. We cannot assure that the regulatory agencies will complete their review processes in a timely manner or that we will obtain regulatory approval for any product candidate we develop. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical studies and FDA regulatory review.

Even if our product candidates receive regulatory approval, they may still face future development and regulatory hurdles.

Even if US regulatory approval is obtained for a particular drug candidate, the FDA may still impose significant restrictions on marketing, indicated uses and/or require potentially costly post-approval studies or post-market surveillance. For example, the label ultimately approved, if any, may include restrictions on use. Further, the FDA may require that long-term safety data may need to be obtained as a post-market requirement. Even if the FDA or a foreign regulatory agency approves a product candidate, the approval may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product and may impose requirements for post-approval studies, including additional research and development and clinical trials. The FDA and other agencies also may impose various civil or criminal sanctions for failure to comply with regulatory requirements, including substantial monetary penalties and withdrawal of product approval.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices and regulations. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical studies;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

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The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and generate revenue.

If any of our product candidates for which we receive regulatory approval does not achieve broad market acceptance, the revenue that we generate from its sales, if any, will be limited

The commercial success of our product candidates for which we obtain marketing approval from the FDA or other regulatory agencies will depend upon the acceptance of these products by the medical community, including physicians, patients and payors. The degree of market acceptance of any of our approved products will depend on a number of factors, including:

•	demonstration of clinical safety and efficacy compared to other products;

•	prevalence and severity of any adverse effects;

•	limitations or warnings contained in a product’s FDA-approved labeling;

•	availability of alternative treatments;

•	pricing and cost-effectiveness;

•	the effectiveness of our or any future collaborators’ sales and marketing strategies;

•	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid; and

•	the willingness of patients to pay out-of-pocket in the absence of third-party coverage.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, health care payors and patients, we may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

Recently enacted and future legislation or regulatory reform of the health care system in the US and foreign jurisdictions may affect our ability to sell our products profitably.

Our ability to commercialize our future products successfully, alone or with collaborators, will depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third-party payors. The continuing efforts of the US and foreign governments, insurance companies, managed care organizations and other payors of health care services to contain or reduce health care costs may adversely affect our ability to set fair prices for our products, generate revenues and achieve and maintain profitability.

Specifically, in both the US and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system in ways that could impact our ability to sell our products profitably. In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Health Care Reform Law, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.

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We will not know the full effects of the Health Care Reform Law until applicable federal and state agencies issue regulations or guidance under the new law. Although it is too early to determine the effect of the Health Care Reform Law, the new law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and also may increase our regulatory burdens and operating costs. We expect further federal and state proposals and health care reforms to continue to be proposed by legislators, which could limit the prices that can be charged for the products we develop and may limit our commercial opportunity.

Also in the US, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

The continuing efforts of government and other third-party payors to contain or reduce the costs of health care through various means may limit our commercial opportunity. It will be time-consuming and expensive for us to go through the process of seeking reimbursement from Medicare and private payors. Our products may not be considered cost-effective, and government and third-party private health insurance coverage and reimbursement may not be available to patients for any of our future products or sufficient to allow us to sell our products on a competitive and profitable basis. Our results of operations could be adversely affected by the MMA, the Health Care Reform Law, and additional prescription drug coverage legislation, by the possible effect of this legislation on amounts that private insurers will pay and by other health care reforms that may be enacted or adopted in the future. In addition, increasing emphasis on managed care in the US will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we or any potential collaborators could receive for any of our future products and could adversely affect our profitability.

In some foreign countries, including major markets in the European Union and Japan, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take up to 12 months or longer after the receipt of regulatory marketing approval for a drug product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical study that compares the cost effectiveness of our product candidates to other available therapies. Such pharmacoeconomic studies can be costly and the results uncertain. Our business could be harmed if reimbursement of our products is unavailable, limited in scope or amount or if pricing is set at unsatisfactory levels.

We face potential product liability exposure, and, if successful claims are brought against us, we may incur substantial liability.

The use of our product candidates in clinical studies and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

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•	impairment of our business reputation;

•	withdrawal of clinical study participants;

•	costs of related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	the inability to commercialize our product candidates; and

•	decreased demand for our product candidates, if approved for commercial sale.

We currently do not have any product liability insurance coverage as we have not yet begun clinical trials for AB101, our lead product candidate. We plan to obtain product liability insurance prior to beginning our clinical trials. This product liability insurance coverage for our clinical studies may not be sufficient to reimburse us for all expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for any of our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain this product liability insurance on commercially reasonable terms. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including toxic chemical and biological materials. We could be held liable for any contamination, injury or other damages resulting from these hazardous substances. In addition, our operations produce hazardous waste products. While third parties are responsible for disposal of our hazardous waste, we could be liable under environmental laws for any required cleanup of sites at which our waste is disposed. Federal, state, foreign and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials. If we fail to comply with these laws and regulations at any time, or if they change, we may be subject to criminal sanctions and substantial civil liabilities, which may harm our business. Even if we continue to comply with all applicable laws and regulations regarding hazardous materials, we cannot eliminate the risk of accidental contamination or discharge and our resultant liability for any injuries or other damages caused by these accidents.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

We currently do not have dedicated staff for the sale, marketing and distribution of drug products. The cost of establishing and maintaining such a staff may exceed the cost-effectiveness of doing so. In order to market any products that may be approved by the FDA, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

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Guidelines and recommendations published by various organizations may adversely affect the use of any products for which we may receive regulatory approval.

Government agencies issue regulations and guidelines directly applicable to us and to our product candidates. In addition, professional societies, practice management groups, private health or science foundations and organizations involved in various diseases from time to time publish guidelines or recommendations to the medical and patient communities. These various sorts of recommendations may relate to such matters as product usage and use of related or competing therapies. For example, organizations like the American Diabetes Association have made recommendations about therapies in the diabetes therapeutics market. Changes to these recommendations or other guidelines advocating alternative therapies could result in decreased use of any products for which we may receive regulatory approval, which may adversely affect our results of operations.

Our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared on the basis that we will continue as a going concern. For the period from March 24, 2010 to June 30, 2016, we have an accumulated deficit of approximately $44.0 million. As of June 30, 2016, our total stockholder’s equity was approximately $8.8 million and we had working capital of approximately $2.8 million. We expect to continue to incur losses for the foreseeable future as we develop and commercialize AB101, and we must raise additional capital from external sources in order to sustain our operations. Primarily as a result of our history of losses and limited cash balances, our independent registered public accounting firm has included in their audit report an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, our ability to obtain financing to continue to fund our operations. We cannot provide any assurance that we will be able to raise additional capital. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in the development of AB101 and other product candidates.

We are at an early stage of development as a company and we do not have, and may never have, any products that generate significant revenues.

We are at an early stage of development as a proprietary product specialty pharmaceutical company and we do not have any commercial products. Our existing product candidates will require extensive additional clinical evaluation, regulatory review, significant marketing efforts and substantial investment before they generate any revenues. Our efforts may not lead to commercially successful products, for a number of reasons, including:

•	our product candidates may not prove to be safe and effective in clinical trials;

•	we may not be able to obtain regulatory approvals for our product candidates or approved uses may be narrower than we seek;

•	we may not have adequate financial or other resources to complete the development and commercialization of our product candidates; or

•	any products that are approved may not be accepted or reimbursed in the marketplace.

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We do not expect to be able to market any of our product candidates for a number of years. If we are unable to develop, receive approval for, or successfully commercialize any of our product candidates, we will be unable to generate significant revenues. If our development programs are delayed, we may have to raise additional capital or reduce or cease our operations.

Initially, we expect to derive all of our revenues, if any, from AB101. As we cannot currently enter the market with AB101, it is uncertain whether AB101 will achieve and sustain high levels of demand and market acceptance. Our success will depend to a substantial extent on our ability to successfully commercialize and market our products. Failure of consumers to accept AB101 would significantly adversely affect our revenues and profitability.

We have never generated any revenues and may never become profitable.

Since inception, we have not generated any revenues and have incurred an accumulated deficit of $44,044,830 through June 30, 2016. We expect to continue to incur substantial operating losses for the next several years as we move AB101 and other product candidates into clinical trials and continue our research and development efforts. To become profitable, we must successfully develop, manufacture and market our product candidates, either alone or in conjunction with possible collaborators. We may never have any revenues or become profitable.

Our limited operating history makes it difficult to evaluate our business and prospects.

Our operations to date have been limited to organizing and staffing our company, acquiring product and technology rights and conducting preclinical studies. We have not demonstrated an ability to produce product under cGMP conditions, conduct clinical trials, obtain regulatory approval for or commercialize a product candidate. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a history of successfully testing, developing and commercializing pharmaceutical products.

If we are unable to successfully remediate the material weakness in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

In connection with the audit of the fiscal 2016 consolidated financial statements of AntriaBio, Inc., we noted a material weakness in our controls, principally as a result of not having segregated duties as our Chief Accounting Officer can initiate and complete transactions and not having measures that would prevent the Chief Accounting Officer from overriding the internal control system. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting that results in more than reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. We have also begun evaluating and implementing additional procedures to improve the segregation of duties. We cannot assure that these or other measures will fully remediate the deficiencies or material weakness described above. We also cannot assure you that we have identified all of our existing significant deficiencies and material weaknesses, or that we will not in the future have additional significant deficiencies or material weaknesses.

Risks Related to Our Intellectual Property

Our current patent positions and license portfolio may not include all patent rights needed for the full development and commercialization of our product candidates. We cannot be sure that patent rights we may need in the future will be available to license on commercially reasonable terms, or at all.

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We typically develop our product candidates using compounds that we have in-licensed, including the original composition of matter patents and patents that claim the activities and methods for such compounds’ production and use to the extent known at that time. For example, as part of the assets acquired from PR Pharmaceuticals, Inc., the Company obtained a license agreement that was originally executed with Brookwood Pharmaceuticals. The license agreement allows the Company to use certain controlled delivery technology for AB101 depending upon the Company’s formulation. Based upon the AB101 formulation that has been selected, the Company believes that the license is applicable and that under the terms of the license agreement, the Company would owe a single digit royalty to the license holder if such formulation is commercialized. The Company is still evaluating the need for a similar license for AB301. Such determination is dependent upon the Company’s final selection of a clinical candidate from the various formulations of AB301 that are currently in preclinical development. To the extent that the Company concludes that the technology is applicable to the formulation of the AB301 clinical candidate, the Company may need to obtain a license and no assurance can be given that a license will be granted, or that one will be granted on commercially reasonable terms.

As we learn more about the mechanisms of action and new methods of manufacture and use of these product candidates, we may file additional patent applications for these new inventions or we may need to ask our licensors to file them. We may also need to license additional patent rights or other rights on compounds, treatment methods or manufacturing processes because we learn that we need such rights during the continuing development of our product candidates.

Although our patents may prevent others from making, using or selling similar products, they do not ensure that we will not infringe the patent rights of third parties. We may not be aware of all patents or patent applications that may impact our ability to make, use or sell any of our product candidates or proposed product candidates. For example, because we sometimes identify the mechanism of action or molecular target of a given product candidate after identifying its composition of matter and therapeutic use, we may not be aware until the mechanism or target is further elucidated that a third party has an issued or pending patent claiming biological activities or targets that may cover our product candidate. US patent applications filed after November 29, 2000 are confidential in the US Patent and Trademark Office for the first 18 months after such applications’ earliest priority date, and patent offices in other countries often publish patent applications for the first time six months or more after filing. Furthermore, we may not be aware of published or granted conflicting patent rights. Any conflicts resulting from patent applications and patents of others could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. If others obtain patents with conflicting claims, we may need to obtain licenses to these patents or to develop or obtain alternative technology.

We may not be able to obtain any licenses or other rights to patents, technology or know-how from third parties necessary to conduct our business as described in this report and such licenses, if available at all, may not be available on commercially reasonable terms. Any failure to obtain such licenses could delay or prevent us from developing or commercializing our drug candidates or proposed product candidates, which would harm our business. Litigation or patent interference proceedings may be necessarily brought against third parties, as discussed below, to enforce any of our patents or other proprietary rights or to determine the scope and validity or enforceability of the proprietary rights of such third parties.

If our or our licensors’ patent positions do not adequately protect our product candidates or any future products, others could compete with us more directly, which would harm our business.

Our commercial success will depend in part on our and our licensors’ ability to obtain additional patents and protect our existing patent positions, particularly those patents for which we have secured exclusive rights, as well as our ability to maintain adequate protection of other intellectual property for our technologies, product candidates and any future products in the US and other countries. If we or our licensors do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could materially harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our product candidates and delay or render impossible our achievement of profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the US, and we may encounter significant problems in protecting our proprietary rights in these countries.

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The patent positions of biotechnology and pharmaceutical companies, including our own patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We and our licensors will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our or our licensors’ pending patent applications will result in issued patents;

•	any of our or our licensors’ patents will be valid or enforceable;

•	any patents issued to us or our licensors and collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies or product candidates that are patentable; or

•	the patents of others will not have an adverse effect on our business.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position.

Litigation regarding patents, patent applications and other proprietary rights may be expensive and time consuming. If we are involved in such litigation, it could cause delays in bringing product candidates to market and harm our ability to operate.

Our commercial success will depend in part on our ability to manufacture, use, sell and offer to sell our product candidates and proposed product candidates without infringing patents or other proprietary rights of third parties. Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to our product candidates, the pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization. Likewise, third parties may challenge or infringe upon our or our licensors’ existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding the patentability of our inventions relating to our product candidates or the enforceability, validity or scope of protection offered by our patents relating to our product candidates.

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Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time-consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have our patents declared invalid, we may incur substantial monetary damages; encounter significant delays in bringing our product candidates to market; or be precluded from participating in the manufacture, use or sale of our product candidates or methods of treatment requiring licenses.

If our patent and other intellectual property protection is inadequate, our sales and profits could suffer or competitors could force our products completely out of the market.

Patents which prevent the manufacture or sale of our products may be issued to others. We may have to license those patents and pay significant fees or royalties to the owners of the patents in order to keep marketing our products. This would cause profits on sales to suffer.

We have been granted patents or licensed patents in the US, but patent applications that have been, or may in the future be, filed by us may not result in the issuance of additional patents. The scope of any patent issued may not be sufficient to protect our technology. The laws of foreign jurisdictions in which we intend to sell our products may not protect our rights to the same extent as the laws of the US.

In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology advances. We enter into confidentiality agreements with our employees and others, but these agreements may not be effective in protecting our proprietary information. Others may independently develop substantially equivalent proprietary information or obtain access to our know-how. Litigation, which is expensive, may be necessary to enforce or defend our patents or proprietary rights and may not end favorably for us. We may also choose to initiate litigation against other parties who we come to believe are infringing these patents. If such litigation is unsuccessful or if the patents are invalidated or canceled, we may have to write off the related intangible assets and such an event could significantly reduce our earnings. Any of our licenses, patents or other intellectual property may be challenged, invalidated, canceled, infringed or circumvented and may not provide any competitive advantage to us.

If the Company is required to impair their long-lived assets, the Company’s financial condition and results would be negatively affected.

If we are unable to manufacture products in our manufacturing facilities or successfully develop products using our patents that were purchased, the Company may incur events which could cause our long-lived assets to be impaired. If we evaluate our long-lived assets and deem that there is an impairment, under current accounting standards, the Company will be required to write down the assets. Any write-down would have a negative effect on our consolidated financial statements.

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Risks Related to Our Common Stock

Investors may experience dilution if we issue additional shares of common stock.

In general, stockholders do not have preemptive rights to any common stock issued by us in the future. Therefore, stockholders may experience dilution of their equity investment if we issue additional shares of common stock in the future. This includes shares issuable under equity incentive plans, or if we issue securities that are convertible into shares of our common stock. Given that we will we require additional capital, we intend to raise funds in the future by issuing common stock that will cause dilution to our stockholders. We also have significant outstanding warrants to purchase common stock as well as a stock option pool available to employees, which if exercised, would cause dilution to our stockholders.

There is a limited trading market for our common stock, which could make it difficult to liquidate an investment in our common stock, in a timely manner.

Our common stock is currently traded on the OTCQB. Because there is a limited public market for our common stock, investors may not be able to liquidate their investment whenever desired. We cannot assure that we will maintain an active trading market for our common stock and the lack of an active public trading market could mean that investors may be exposed to increased risk. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

With a limited trading market for our common stock, the trading price can be impacted by naked short selling.

Our stock price has been under downward pressure for over a year. Following some investigation and with the assistance of outside advisors, we believe we are the target of naked short selling. Naked short selling is when an investor sells shorts associated with shares that they do not possess and have not confirmed their ability to possess. This means they are betting the price of the shares will go down and they do not intent to consummate the transaction, but instead to settle the transaction in cash.

Naked short selling, a practice that is prohibited by the SEC's Regulation SHO, decreases the value of companies by artificially pushing a company’s stock price down. In fact, the lower the price, the better. Upon tracking our trading activity, we have determined that approximately 44% of our daily trading volume is short selling and we believe that the short sellers have been lax at complying with Regulation SHO. There are no assurances that we will be able to curb the naked short selling of our stock.

If securities analysts do not publish research or reports about our business or if they downgrade us or our sector, the price of our common stock could decline.

The trading market for our common stock will depend in part on research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who cover us downgrades us or the industry in which we operate or the stock of any of our competitors, the price of our common stock will likely decline. If one or more of these analysts ceases coverage altogether, we could lose visibility, which could also lead to a decline in the price of the common stock.

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We cannot ensure that our common stock will be listed on a securities exchange, which may adversely affect your ability to dispose of our common stock in a timely fashion.

We plan to seek listing of our common stock on the NYSE MKT or NASDAQ exchange as soon as reasonably practicable. In 2011, the NYSE MKT and the NASDAQ amended their listings to restrict the ability of companies that have completed reverse mergers to list their securities on such exchanges. In order to become eligible to list their securities on such exchange, reverse merger companies must have had their securities traded on an over-the-counter (OTC) market for at least one year, maintained a certain minimum closing price for no less than 30 of the most recent 60 days prior to the filing of an initial listing application and prior to listing, and timely filed with the SEC all required reports since consummation of the reverse merger, including one annual report containing audited financial statements for a full fiscal year commencing after the date of the filing of the Form 8-K containing the Company’s Form 10 information. To date the Company has not met all of the filing requirements above and may not be able to satisfy the initial listing standards of the NYSE MKT or NASDAQ exchanges in the foreseeable future or at all. Even if we are able to list our common stock on such exchange, we may not be able to maintain a listing of the common stock on such stock exchange.

The market price and trading volume of our common stock may be volatile, which may adversely affect its market price.

The market price of our common stock could be subject to significant fluctuations due to factors such as:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	limited trading activity;

•	success or failure of our operating strategies and our perceived prospects; realization of any of the risks described in this section; failure to be covered by securities analysts or failure to meet the expectations of securities analysts;

•	decline in the stock prices of peer companies; and

•	discount in the trading multiple of our common stock relative to that of common stock of certain of our peer companies due to perceived risks associated with our smaller size.

As a result, shares of our common stock may trade at prices significantly below the price an investor paid to acquire them. Furthermore, declines in the price of our common stock may adversely affect the Company’s ability to conduct future offerings or to recruit and retain key employees.

Our common stock may be considered a “penny stock.”

Trades of our common stock are subject to Rule 15g-9 promulgated by the SEC under the Exchange Act, which imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has other rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

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We have no current plan to pay dividends on our common stock and investors may lose the entire amount of their investment.

We have no current plans to pay dividends on our common stock. Therefore, investors will not receive any funds absent a sale of their shares. We cannot assure investors of a positive return on their investment.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our services. These data involve a number of assumptions and limitations. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in section entitled “Risk Factors” of this prospectus and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the selling stockholders in the Unit Financing. We will not receive any proceeds from the sale or other disposition by the selling stockholders of the shares of our common stock covered by this prospectus. However, we will receive the cash exercise price of the Unit Warrants and will use the proceeds for normal operations.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

Market Information

Our common stock is currently quoted on the OTCQB of the OTC Markets Group under the trading symbol “ANTB.” The OTCQB is an inter-dealer quotation and trading system and only market makers can apply to quote securities on the OTCQB. Trading in our common stock on the OTCQB has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, these prices reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

The following table sets forth the high and low bid price information for our common stock for the fiscal quarters:

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	Common Stock
	High	Low

First quarter 2015	$2.22	$1.35
Second quarter 2015	$1.50	$0.90
Third quarter 2015	$2.25	$1.21
Fourth quarter 2015	$2.00	$1.20
First quarter 2016	$2.00	$1.13
Second quarter 2016	$1.79	$1.03
Third quarter 2016	$1.50	$0.80
Fourth quarter 2016	$1.18	$0.80

Holders

As of October 12, 2016, there were of record approximately 384 holders of common stock.

Dividends

We have never paid cash dividends and intend to employ all available funds in the development of our business. We have no plans to pay cash dividends in the near future. If we issue in the future any preferred stock or obtain financing from a bank, the terms of those financings may contain restrictions on our ability to pay dividends for so long as the preferred stock or bank financing is outstanding.

Equity Compensation Plan Information

Upon our acquisition of Antria Delaware, Inc., we assumed the option agreements (“Assumed Options”). The Assumed Options are governed by the terms of their respective option agreements. The Assumed Options generally are nontransferable and expire no later than five years from the date of grant. All of the Assumed Options have vested as of June 30, 2016. The Assumed Options have an exercise price of $4.50 per share.

In June 2013, the Company approved the grant of options to purchase 8,334 shares of common stock to contractors of the Company. The options are governed by the terms of their respective option agreements and expire no later than five years from the date of the grant. The first 25% of the shares of common stock issuable and/or exercised under the option agreement vested immediately on the grant date with the remainder vesting in 25% intervals through October 2015. The options have an exercise price of $4.50.

On March 26, 2014, the Board and the holders of a majority of the Company’s issued and outstanding stock, adopted the Company’s 2014 Stock and Incentive Plan. With the effectiveness of the plan by stockholder approval, the board issued to executives, directors and other employees options to purchase 2,835,000 shares of common stock and have issued additional options to purchase 460,000 shares of common stock through June 30, 2015. The options are governed by the 2014 Stock and Incentive Plan and expire no later than seven years from the date of the grant. The options vest on a monthly basis over 48 months with some options subject to a one year cliff and have an exercise price based on the fair value of the common stock on the date of grant.

On February 23, 2015, the Board adopted the Company’s 2015 Non Qualified Stock Option Plan which allows the Company to issue up to 6,850,000 shares of common stock in the form of stock options. The 2015 Non Qualified Stock Option Plan will be administered by a committee of the Board, or the entire Board as a committee has not been formed. The Board or Committee has the authority to issue options to any eligible persons, which includes employees, officers, nonemployee directors, consultants, independent contractors, or advisors providing services to the Company. The Board or Committee also determines the terms and conditions of any options issued. The Board has issued options to purchase 4,112,000 shares of common stock during the year ended June 30, 2015 and issued options to purchase an additional 285,000 shares of common stock through June 30, 2016. The options are governed by the 2015 Non Qualified Stock Option Plan and expire no later than ten years from the date of the grant. The options vest on a monthly basis over 48 months with some options subject to a one year cliff and have an exercise price based on the fair value of the common stock on the date of grant.

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The following table displays equity compensation plan information as of June 30, 2016:

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compansation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	3,295,000	2.94	455,000
Equity compensation plans not approved by security holders	5,905,334	$2.63	2,453,000
Total	9,200,334	$2.74	2,908,000

SELECTED CONSOLIDATED FINANCIAL DATA

Not required for smaller reporting companies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Report. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with Antria’s financial statements and related notes.

Summary

Since inception, we have raised $38.3 million, which has enabled us to advance our microsphere platform, including completing preclinical studies for our lead product candidate, AB101, a potential once-weekly injectable basal insulin for patients with type 1 and type 2 diabetes. We continue to believe that AB101’s unique human insulin based formulation has the potential to significantly disrupt the annual $11 billion basal insulin market that is dominated by daily injections of insulin analogs. Our primary objective is to manufacture clinical material in our Louisville, Colorado facility and to commence a clinical study at a contract research organization in Southern California. In order to achieve this objective, we will need to demonstrate that the formulation meets the intended specification at clinical scale, certify the sterility of our manufacturing process and raise additional capital.

Capital Requirements

Given our ongoing financial needs as well as our desired strategy to advance AB101 while scaling the business to include additional product candidates, we have reached a point in our evolution where we believe we need to raise capital in a different manner by conducting a relatively large institutionally focused round before the end of calendar year 2016. Fortunately, we have received a great deal of interest from the Korean investment community including large, sophisticated healthcare funds.

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Concurrent with our planned capital raise in the 4th quarter of calendar year 2016, we will establish a subsidiary in Seoul which will be led by our Founder and Chairman of the Scientific Advisory Board, Dr. Hoyoung Huh. We plan to expand our core capabilities by tapping into the scientific prowess and know how that exists in Korea. In addition, we may also seek to in-license or acquire technologies and/or product candidates that complement our existing pipeline.

AB101 Update

In accordance with the initial feedback that we received from the FDA in 2015, as a precursor to filing an IND and starting a clinical study, we conducted a six-month stability study of the drug substance (PEGylated insulin) used in AB101, which was satisfactorily completed in June 2016. We also met face-to-face with the FDA in the 2nd quarter of calendar year 2016 in a pre-IND meeting to discuss our Phase 1 clinical study design. Notably, given the complexity of microsphere products, the agency advised us to ensure that our manufacturing process was robust before filing our IND and commencing a clinical study.

We have constructed a $3.2 million GMP sterile manufacturing suite in our Louisville, Colorado facility to produce AB101 material suitable for injection into patients. Based on the guidance received from the FDA and introduction of a senior manufacturing leader to the Louisville site, in calendar year 2016 we have been methodically engineering, testing and certifying the processes to be used in clinical manufacturing, to include the sterility assurance of the process and product as mandated by the FDA. In the 3rd quarter of calendar year 2016 we have successfully demonstrated our process by manufacturing sample batches of AB101 material at clinical scale. This has been a significant and complex scientific and engineering undertaking, as prior to this calendar year we had only manufactured AB101 in small non-sterile batches in our laboratories for use in animal studies and for analytical purposes. Furthermore, as part of our testing process we have needed to make adjustments to certain equipment, including further customization in specific instances. This combined endeavor, coupled with delays that we have experienced in receiving specialized parts and equipment from third party suppliers, has contributed to extending the timeline that we established in calendar year 2015 to commence clinical studies.

We have made significant progress in demonstrating that we can manufacture AB101 at clinical scale, but we still must demonstrate that our manufacturing process can be conducted in a sterile fashion prior to making AB101 material for the clinical study, a fundamental and mandated exercise to ensure patient safety in the clinic. Qualifying the sterility of a manufacturing process and environment is generally complex and particularly so when manufacturing microsphere products as AB101 cannot be sterile filtered as is common with most injectable products. Based on our current timeline, which includes a capital raise to be completed prior to the end of calendar year 2016, we are planning to have our facility fully qualified to enable the manufacture of clinical material by the end of the first quarter of calendar year 2017. Following the financing and manufacturing campaign, we will plan to file an IND with the FDA and commence the clinical study in the first half of calendar year 2017.

Naked Short Selling

Our stock price has been under downward pressure for over a year. Following some investigation and with the assistance of outside advisors, we believe we are the target of naked short selling. Naked short selling is when traders sell short shares they do not possess and have not confirmed their ability to possess. This means they are betting the price of the shares will go down and they do not intend to consummate the transaction, but instead intend to settle the transaction in cash.

Naked short selling, a practice that is prohibited by the SEC's Regulation SHO, damages the value of companies by artificially pushing a company’s stock price down. In fact, the lower the price, the better. Upon tracking our trading activity, we have determined that approximately 44% of our daily trading volume is short selling and we believe that short sellers have been lax in complying with Regulation SHO. We will continue working with outside advisors to address this problem.

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Significant Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to the useful lives of depreciable assets, the fair value of share-based payments and warrants, fair value of derivative instruments, income tax valuation allowances and the probability and potential magnitude of contingent liabilities. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstance, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The methods, estimates, and judgments used by us in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

Patents

Costs of establishing patents consisting of legal fees paid to third parties and related costs are currently expensed as incurred. We will continue this practice unless we can demonstrate that such costs add economic value to our business, in which case we will capitalize such costs as part of intangible assets. The primary consideration in making this determination is whether or not we can demonstrate that such costs have, in fact, increased the economic value of our intellectual property. The $68,000 value of the patents acquired in connection with the asset acquisition from PRP is being amortized over the remaining patent lives of approximately eight years.

Research and Development

Research and development costs are expensed as incurred. These costs consist primarily of expenses for personnel engaged in the design and development of product candidates, the scientific research necessary to produce commercially viable applications of our proprietary drugs, early stage clinical testing of product candidates, and development equipment and supplies, facilities costs and other related overhead.

Stock-Based Compensation

We account for stock-based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. We determine the estimated grant date fair value of options using the Black-Scholes option pricing model and recognize compensation costs ratably over the vesting period using the straight-line method. Common stock issued in exchange for services is recorded at fair value of the common stock at the date which we became obligated to issue the shares. The value of the shares is expensed over the requisite service period.

Derivatives

We account for our liability warrants by recording the fair value of the warrant derivative liability. The fair value of the warrants is calculated using either the Black-Scholes pricing model or the Lattice Model. We recorded the derivative expense at the inception of each instrument reflecting the difference between the fair value and the cash received. Changes in the fair value in subsequent periods were recorded to derivative gains or losses for the period.

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Income Taxes

We use the asset and liability method of accounting for income taxes. Under this method, we recognize deferred assets and liabilities based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. We establish a valuation allowance for all deferred tax assets for which there is uncertainty regarding realization.

Results of Operations

The Company recorded net losses of $14,935,542 and $11,362,364 for the years ended June 30, 2016 and 2015, respectively.

Revenues - We are a preclinical stage company and have not yet generated any revenues.

Expenses – Research and development costs include salaries, benefits and other staff-related costs; consultants and outside costs; material manufacturing costs; and facilities and other costs. Research and development costs for the years ended June 30, 2016 and 2015 were $9,448,388 and $4,701,209, respectively. The increase is due to the Company increasing the number of research and development employees. The Company has also seen a significant increase in the manufacturing costs as the Company completed preclinical studies in the current year and had increased the manufacturing costs as we are doing more development work to manufacture AB101.

General and administrative costs as of June 30, 2016 and 2015 were $5,502,902 and $5,996,673, respectively. The decrease is mainly due to the Company no longer using several consultants in 2016 that were used in 2015. The remaining expenses have remained fairly consistent between the years ended June 30, 2016 and 2015.

Factors impacting our Results Operations

We have not generated any revenues since our inception in March 2010. Since inception, we have engaged in organizational activities, conducted private placements which raised additional capital, built out the manufacturing suite, produced material for our lead product candidate under good laboratory practices (GLP), conducted studies using the GLP material, and conducted research and development on our pipeline product candidates.

Due to the time required to conduct clinical trials and obtain regulatory approval for any of our product candidates, we anticipate it will be some time before we generate substantial revenues, if ever. We expect to generate operating losses for the foreseeable future, therefore we are continuing to evaluate raising additional capital in the near future to maintain the current operating plan. We cannot assure you that we will secure such financing or that it will be adequate to execute our business strategy. Even if we obtain this financing, it may be costly and may require us to agree to covenants or other provisions that will favor new investors over our existing stockholders.

Net Cash Used in Operating Activities

During the year ended June 30, 2016, our operating activities used approximately $10.5 million in cash. The use of cash was $4.6 million lower than the net loss due to non-cash charges for stock-based compensation, derivative expenses, amortization and depreciation as well as other non-cash activities. Net cash used in operating activities also included a $42,083 increase in other assets and cash provided by a $26,370 increase in accounts payable and accrued expenses and a $105,484 decrease in the deferred lease liability.

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During the year ended June 30, 2015, our operating activities used approximately $7.1 million in cash. The use of cash was $3.9 million lower than the net loss due to non-cash charges for stock-based compensation, derivative expenses, amortization and depreciation as well as other non-cash activities. Net cash provided by operating activities also included a $172,514 decrease in other assets and a $436,688 increase in accounts payable and accrued expense and cash used in operating activities of a $264,716 decrease in accounts payable and accrued expenses – related party.

Net Cash Used in Investing Activities

Net cash used in investing activities during the year ended June 30, 2016 was $1,454,123. During the year, the Company purchased $2,091,790 of fixed assets for the facility, received $187,500 as a return of the security deposit on the lease of the facility and had a decrease in restricted cash of $450,167 as the construction project was completed and the restriction was released.

Net cash used in investing activities during the year ended June 30, 2015 was $3,613,124. During the year, the Company purchased $3,107,957 of fixed assets for the facility, paid $55,000 for the acquisition of the contingent liabilities from the Estate of PRP and had an increase in restricted cash of $450,167 which is being restricted for the construction of the lab and manufacturing facilities.

Net Cash from Financing Activities

Net cash provided by financing activities during the year ended June 30, 2016 was $10,725,928. During the year, the Company received proceeds from the issuance of preferred stock of $6,347,615 and proceeds from an equity issuance of $5,362,521 and paid out issuance costs of $890,357. The Company also made lease payments of $93,851.

Net cash provided by financing activities during the year ended June 30, 2015 was $10,036,190. During the year, the Company received proceeds from equity financings of $11,175,656 and paid out issuance costs of $1,071,568. The Company also made payments of $67,898 on the lease payable.

Liquidity and Capital Resources

As of June 30, 2016, we have approximately $4.1 million in cash on hand and working capital of approximately $2.8 million. During the year ended June 30, 2016, we closed on a Series A Preferred Stock Offering in which we issued Series A Preferred Stock. On June 24, 2016, with the consent of the Series A Stockholders all of the Series A Preferred Stock was converted to common stock and warrants. During the year ended June 30, 2016, we also closed on an equity transaction in which we issued units consisting of one share of common stock and a warrant to purchase either one-half or one share of common stock.

The Company received net proceeds of approximately $11.7 million from the transactions above. While we do have cash on hand, we anticipate that we will need an additional $15 million to cover operating expenses, clinical trials of AB101 and continuing research and development of our product pipeline through the calendar year end 2017. We are currently evaluating raising additional capital to fund our current and future operations.

Going Concern

The continuation of our business is dependent upon obtaining further financing and achieving a break even or profitable level of operations in our business. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current or future stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. There are no assurances that we will be able to obtain additional financing through private placements and/or bank financing or other means necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. These conditions raise substantial doubt about our ability to continue as a going concern.

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Off-Balance Sheet Arrangements

We had no off-balance sheet transactions.

Contractual Obligations

The following table summarizes our contractual obligations at June 30, 2016.

	Total	Less than 1 year	1-3 years	3-5 years	Over 5 years
Operating lease obligations	$1,480,214	$370,252	$1,109,962	$-	$-
Capital lease obligations	23,128	23,128	-	-	-
Total	$1,503,342	$393,380	$1,109,962	$-	$-

Recently Issued Accounting Pronouncements

See Note 2 to our consolidated financial statements included in this Annual Report on Form 10-K regarding the impact of certain accounting pronouncements on our consolidated financial statements.

DESCRIPTION OF BUSINESS

ANTRIABIO, INC.

Our Company

We are a biopharmaceutical company that develops novel, sustained release injectable therapies. We apply our proprietary formulation and manufacturing capabilities to known, well-characterized molecules to create differentiated, patent-protected therapies that have the potential to significantly improve existing standards of care.

Lead Product Candidate: AB101

Our lead product candidate (“AB101”), a microsphere formulation of PEGylated human recombinant insulin, is being developed as an extended acting basal insulin intended for once-weekly subcutaneous injection, for use alone and in combination with bolus prandial insulin or oral glucose lowering therapies, to improve glycemic control in patients with Type 1 and Type 2 Diabetes Mellitus. We believe that AB101 has the potential to provide a near peak-less, slow and uniform release of basal insulin. The current standard of care in the $11 billion basal insulin market is daily or twice a day injections.

AB101 Formulation

To formulate AB101 we use PEGylation chemistry to attach a low molecular weight (5000 Daltons) polyethylene glycol (“PEG”) to the phenylalanine amino acid residue on the N-terminus of insulin’s B peptide chain to create PEGylated insulin (“peginsulin”). By attaching a PEG in this fashion, human insulin becomes amphiphilic and can be uniformly co-dissolved in a solvent with a biodegradable polymer (“PLGA”). Following the dissolution of peginsulin and PLGA, the solvent is removed through an emulsification process and when dried, uniform microspheres are formed in a solid state solution. Prior to administration, the microspheres are reconstituted in an aqueous solution and when injected, the microspheres dissolve through hydrolysis, releasing insulin at a slow, steady and predictable rate over the course of a week.

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AB101 Preclinical Studies and Clinical Plans

In 2015, as a precursor to our US clinical studies and in order to fulfill requirements of the US Food and Drug Administration (“FDA”) in support of an Investigational New Drug (“IND”) filing, we conducted pre-clinical studies, including acute and sub-acute toxicity studies in two species, safety pharmacology, and mutagenicity/genotoxicity studies.

The intended clinical development plan for AB101 is consistent with the FDA’s Guidance for Industry, Diabetes Mellitus: Developing Drugs and Therapeutic Biologics for Treatment and Prevention, and will be generally modeled after recent development programs for long-acting basal insulin products. Variations will be introduced to account for the specific characteristics of AB101, as applicable. The overall goal of the program will be to demonstrate efficacy and safety of once-weekly AB101 compared to currently available basal insulins.

The single ascending dose study in Type 1 and Type 2 Diabetes Mellitus will be followed by repeat dose pharmacokinetics and the pharmacodynamics studies. Euglycemic clamping will be utilized to evaluate the time-action profile for glucose lowering following repeated once-weekly doses of AB101, and to determine steady-state.

In addition, the Company plans to conduct a Phase 2 program to assess and confirm the intended dosing profile, specifically of the once weekly dosing frequency, and for dose-ranging. The Phase 3 registration program will comprise multiple studies to compare efficacy and safety to currently available basal insulins, in various combinations with bolus insulin and/or oral glucose lowering agents. It will be of adequate size to meet recommended guidance for assessing chronic safety when used for Diabetes Mellitus.

Next Product Candidate: AB301

In September 2015, we announced the addition of AB301 to our product development pipeline. As a potential treatment for patients with type 2 diabetes, AB301 is a once-weekly injectable combination of a PEGylated human glucagon-like peptide-1 (“GLP-1”) agonist and AB101, our basal insulin lead product candidate. We believe that there is a potential advantage of combining a GLP-1 agonist with basal insulin to complement glycemic control while attenuating weight gain and hypoglycemic risk. As a once-weekly injectable therapy, AB301 would be differentiated from potential competing combination therapies that require daily injections. In vitro and in vivo studies completed to date indicate that AB301 has the potential to be a well-tolerated, effective therapy for type 2 diabetes and we are engaged in ongoing preclinical studies of AB301. Prior to initiating any IND-enabling studies for AB301, we are monitoring the FDA’s actions with respect to its evaluation around potential competing combination therapies.

Competition

We face competition from pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and private research organizations in recruiting and retaining highly qualified scientific personnel and consultants and in the development and acquisition of technologies.

If successfully commercialized, AB101 would compete directly against Sanofi’s Lantus and Toujeo, Novo Nordisk’s Levemir and Tresiba, Eli Lilly’s Basaglar as well as any other branded or biosimilar basal insulin therapies that obtain regulatory approval in advance of AB101.

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Sanofi’s iGlarLixi and Novo Nordisk’s IDegLiraare daily injectable GLP-1 agonist and basal insulin combination therapies that are currently under regulatory review by the FDA. IDegLira was approved for commercial use in the European Union under the trade name Xultophy in September 2014. Adocia recently announced plans to develop BioChaperone Glargine Dulaglutide and BioChaperone Liraglutide, which are GLP-1 agonist and basal insulin combination therapies consisting of insulin glargine (Lantus®) and either Eli Lilly’s Trulicty (dulaglutide) or Novo Nordisk’s Victoza (liraglutide). If we successfully develop and commercialize AB301, it would compete directly against iGlarLixi, IDegLira, BioChaperone Glargine Dulaglutide, BioChaperone Liraglutide and any other GLP-1 agonist and basal insulin combination therapies that obtain regulatory approval. Sanofi and Novo Nordisk are large pharmaceutical companies with substantially greater financial, marketing and development resources than AntriaBio. Further, the pharmaceutical and biotechnology industries are very competitive and are characterized by rapid and continuous technological innovation.

We believe there are a number of additional therapies in preclinical and clinical development to treat diabetes that may result in effective, commercially successful treatments, including drugs that may be in development by Sanofi, Novo Nordisk, Eli Lilly and other organizations. Each of these therapies and others may compete with AB101 and AB301.

Intellectual Property

As an innovator in the development of extended release drug therapies, we are executing a patent strategy to protect technologies and inventions that are essential to our business. As part of this strategy, we will continue to build on our existing patent portfolio by filing patent applications for additional product candidates, and novel technologies, through ongoing research and development. Our patent strategy also involves relying upon trade secrets and know-how – particularly in formulation and manufacturing – in order to develop and maintain our competitive position.

One of our patents involves a single-step method for rapidly and efficiently preparing conjugates of insulin and its analogs with hydrophilic polymers, such as PEG. This method includes reacting a protein and a hydrophilic polymer in the presence of at least one organic solvent and at least one metal chelator, under near-neutral conditions. More specifically, this invention is directed to the site-specific modification of the proteins with PEG. It also provides a pharmaceutical formulation for the uniform mixture of the protein-PEG conjugate in a biodegradable polymer. This patent, which expires in April 2024, is issued in the US, Australia, India, Japan and Europe, and is pending in Canada, Brazil, China and Hong Kong.

As it relates to this invention, our lead product candidate, AB101, is comprised of a PEG molecule linked to human recombinant insulin specifically at the phenylalanine amino acid at position B1. We formulate a biodegradable microsphere that is a homogenous solid solution of PLGA and the insulin-PEG conjugate is formulated. We plan to apply this method of preparing protein-polymer conjugates, and formulating them with biodegradable polymers to future product candidates as well.

As part of our strategy to enhance our patent portfolio, in July 2014, we filed a nonprovisional patent application covering novel methods and systems used to create biodegradable microparticles with superior syringeability, injectability, flowability, and uniformity. This patent is issued in the US and is pending in other jurisdictions, which expires in 2034. The methods claimed in the patent are directed towards the microsphere manufacturing technology platform that is broadly applicable to current and future products under development.

Additionally, we filed a provisional patent application in December 2014 around novel compositions and systems used to create formulations for sustained release products that are used by themselves or in combination with other molecules. Further, we filed a provisional patent application in June 2015 around improved methods for site-specific amine pegylation.

We plan on filing additional patent applications over time that are directed towards both technology enhancements and product candidates.

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Government Regulation

Regulation by governmental authorities in the US and other countries is a significant factor in the development, manufacture and marketing of pharmaceutical products. All of our potential products will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical therapies are subject to rigorous preclinical testing and clinical trials and other pre-market approval requirements by the FDA and regulatory authorities in foreign countries. Various federal, state and foreign statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products.

We are also subject to various federal, state, and local laws, regulations and recommendations relating to safe working conditions; laboratory and manufacturing practices; the experimental use of animals; and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research, development and manufacturing.

Research and Development

We incurred approximately $9,448,000 and $4,701,000 in research and development expenses for the years ended June 30, 2016 and 2015, respectively.

Corporate Information

In March 2010, an entity was incorporated in Delaware (“Antria Acquisition Corp.”) with the express purpose of acquiring the assets of PR Pharmaceuticals, Inc., a corporation that prior to declaring bankruptcy in 2008, developed proprietary technology to be used with active pharmaceutical ingredients to create sustained release injectable formulations, including what is now known as AB101.

On July 26, 2010, the Company was incorporated in Nevada under the name “Fits My Style Inc.” and had no revenue and or operations other than capital formation and the development of a business plan related to the creation of a retail related mobile application.

On January 31, 2013, the following transactions occurred: (i) Antria Acquisition Corp. purchased the assets of PR Pharmaceuticals Inc.; (ii) Antria Acquisition Corp. became a wholly-owned operating subsidiary of the Company in a reverse merger; and (iii) the Company ceased operations of “Fits My Style” and instead became a sustained release biopharmaceutical corporation known as “AntriaBio, Inc.”

Legal

We are not aware of any material legal proceedings other than ordinary routine litigation, relating to securities or other proceedings that could have an adverse impact on the Company in which any director, officer, or any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Employees

As of June 30, 2016, we had thirty full-time employees as well as four contract employees, all of whom have experience with pharmaceutical, biotechnology or medical product companies. None of our employees or contractors are covered by collective bargaining agreements.

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Properties

Our corporate headquarters are located at 1450 Infinite Drive, Louisville, Colorado. On May 5, 2014, we entered into a lease agreement with SF Infinite Drive, LLC for a lease of 27,000 square feet of office, lab and clean room space in Louisville, Colorado.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth certain information with respect to our current directors, executive officers and key employees. The term for each director expires at our next annual meeting or until his or her successor is appointed. The ages of the directors, executive officer and key employees are shown as of October 12, 2016.

Name	Position	Age
Nevan C. Elam	Chief Executive Officer and Chairman of the Board	49 (1)
Sankaram Mantripragada, Ph.D.	Chief Scientific Officer	57 (2)
Hoyoung Huh, Ph.D.	Director, Chairman of the Scientific Advisory Board and Business Development	46 (3)
Barry Sherman, M.D	Director	75 (4)
David F. Welch, Ph.D.	Director	55 (5)
Morgan Fields	Chief Accounting Officer	36 (6)

(1)	Effective January 31, 2013, Nevan C. Elam was appointed as Chief Executive Officer and as a member of the Board for AntriaBio. Effective December 31, 2013, Nevan Elam was appointed as Chairman of the Board.
(2)	Effective January 31, 2013, Sankaram Mantripragada was appointed as Chief Scientific Officer for AntriaBio.
(3)	Effective January 31, 2013, Hoyoung Huh was appointed as a member of the Board of AntriaBio. Effective January 1, 2015, Dr. Huh was appointed as the Chairman of the Scientific Advisory Board and Business Development.
(4)	Effective July 18, 2014, Barry Sherman, M.D. was appointed as a member of the Board of AntriaBio.
(5)	Effective July 24, 2015, David Welch was appointed as a member of the Board of AntriaBio.
(6)	Effective July 18, 2014, Morgan Fields was appointed as Chief Accounting Officer for AntriaBio.

Set forth below is biographical information with respect to each of the aforementioned individuals.

Nevan C. Elam. Mr. Elam serves as our Chief Executive Officer and as the Chairman of our Board. Mr. Elam was as a Managing Director of Konus Advisory Group, Inc. from January 2012 to September 2014. Prior to his service with Antria and Konus Advisory Group, Inc., Mr. Elam served as Chief Executive Officer and President of AeroSurgical Ltd., a medical device company operating out of Ireland. Prior to his service with AeroSurgical Ltd., Mr. Elam was Head of the Pulmonary Business Unit and Senior Vice President of Nektar Therapeutics from April, 2007 through December 2008 and served as Nektar's Senior Vice President of Corporate Operations and General Counsel from January 2005 through April 2007. From March 2004 through December 2004, Mr. Elam served as an Advisor to E2open, Inc. From February 2002 through March 2004, Mr. Elam served as Chief Financial Officer of E2open and from October 2000 to February 2002, he served as Vice President of Business and Corporate Development of E2open. Prior to E2open, Mr. Elam was a Partner in the corporate practice of the law firm of Wilson Sonsini Goodrich & Rosati, where he served for eight years. He serves as Director of pH Pharma, Co., Ltd, Savara, Inc., AeroSurgical Ltd. and Aerogen Ltd. Mr. Elam received his Juris Doctorate from Harvard Law School and a Bachelors of Arts from Howard University. We believe that Mr. Elam’s experience advising pharmaceutical companies of their unique legal and regulatory obligations qualifies him to serve on the Board.

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Sankaram Mantripragada, Ph.D. Dr. Mantripragada serves as our Chief Scientific Officer. Prior to his service with our Company, Dr. Mantripragada served as the Chief Scientific Officer of Antria Delaware. Prior to his service with Antria Delaware, Dr. Mantripragada served as VP of Research and Development of PR Pharmaceuticals from June 2005 until October 2009. From October 2004 until June 2005, Dr. Mantripragada was an advisor to companies specializing in diabetes, cell-based therapies and cardiovascular diseases. Dr. Mantripragada served as Director, Research and Development of Guidant Corporation, now part of Abbott Vascular, from September 2003 until October 2004. Prior to that, he served as Director, Research and Development and Vice President, Scientific Development of SkyePharma from September 1992 until September 2003. Prior to that, he was an Assistant Professor of Biochemistry at the University of Virginia, School of Medicine from January 1989 until September 1994. Dr. Mantripragada obtained his Ph.D. in Molecular Biophysics from the Indian Institute of Science and completed a postdoctoral research program at the Max Planck Institute for Biophysical Chemistry in Germany.

Hoyoung Huh, M.D., Ph.D. Dr. Huh serves as a member of our Board, Chairman of our Scientific Advisory Board and Business Development. Dr. Huh is also currently the Chief Executive Officer and Chairman of pH Pharma, Co., Ltd. Dr. Huh was a Managing Director of Konus Advisory Group, Inc. from January 2012 to September 2014 with Mr. Elam. Prior to founding Konus Advisory Group, Inc., Dr. Huh was Chief Executive Officer of BiPar Sciences, Inc. from February 2008 until December 2010. In addition, Dr. Huh has been involved in the formation, management and board positions of multiple biotechnology and innovation-based companies. Dr. Huh currently serves as the Chairman of the Board of Geron Corporation and CytomX Therapeutics as well as on the board of directors for Addex Therapeutics, ReSurge International and SF Jazz. Dr. Huh holds an M.D. from Cornell University Medical College, a Ph.D. in Genetics/Cell Biology from the Cornell University/Sloan-Kettering Institute, and a Bachelor’s degree in biochemistry from Dartmouth College. We believe that Dr. Huh’s medical experience and his experience working with pharmaceutical companies qualifies him to serve on the Board.

Barry Sherman, M.D. Dr. Sherman serves as a member of our Board. Dr. Sherman was most recently President and CEO of StemPar Sciences, a newly formed company in the emerging field of cancer metabolism. He has more than 30 years of experience in academic and pharmaceutical biomedical research. Dr. Sherman was Genentech's first Senior Vice President and Chief Medical Officer, served as President and CEO of Anergen Inc., and was a founder of Pain Therapeutics and BiPar Sciences. Prior to joining Genentech in 1985, Dr. Sherman was Professor of Medicine and Endocrinology at the University of Iowa-College of Medicine, where he served as Associate Chairman of the Department of Internal Medicine and Director of the National Institutes of Health-Sponsored Clinical Research Center. Dr. Sherman is a graduate of the University of Michigan where he received both his A.B. and M.D. degrees with honors. We believe that Dr. Sherman’s medical experience and his experience working with pharmaceutical companies qualifies him to serve on the Board.

David F. Welch, Ph.D. Dr. Welch serves as a member of our Board. Dr. Welch is the co-founder of Infinera Corporation and has served as the President since June 2013 and as a member of the Board since October 2010. Dr. Welch has served in various executive roles within Infinera Corporation since May of 2001. Prior to joining Infinera, Dr. Welch served in various executive roles, including as Chief Technology Officer of the Transmission Products Group of JDS Uniphase Corporation, an optical component company, and Chief Technology Officer and Vice President of Corporate Development of SDL Inc., an optical component company. Dr. Welch holds over 130 patents, and has been awarded the Optical Society of America’s (“OSA”) Adolph Lomb Medal, Joseph Fraunhofer Award, the John Tyndall Award and the IET JJ Thompson Medal for Achievement in Electronics, in recognition of his technical contributions to the optical industry. He is a Fellow of OSA and the Institute of Electrical and Electronics Engineers. We believe that Dr. Welch’s leadership experience and his experience with public companies qualifies him to serve on the Board.

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Morgan Fields. Ms. Fields serves as our Chief Accounting Officer. Ms. Fields, has served as the Controller of Antria Delaware since October 2012. Prior to joining AntriaBio, Ms. Fields was an Assurance Director with McGladrey LLP and had been with McGladrey LLP since 2003. Ms. Fields received her Bachelor's degree in accounting as well as her Masters in Accounting from the University of Northern Iowa.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Legal Proceedings

During the past ten years, we are not aware of any legal proceedings to which any of our executive officers or any associate of any of our executive officers, any directors or person nominated to become a director was involved in which is required to be disclosed pursuant to Item 401(f) of Regulation S-K.

Code of Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors. The code is available on our web site, www.antriabio.com, under the “Investor Relations” tab. We intend to disclose future amendments to, or waivers from, certain provisions of our code of ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Committees of the Board of Directors

We have no standing audit, compensation, corporate governance or nominating committee as our entire Board performs the function of each of these committees. We do not have a financial expert on our Board, however we will consider adding a financial expert as we continue to grow and increase our Board.

The Company has established a Scientific Advisory Board. Dr. Huh serves as the Chairman of the Scientific Advisory Board. The other members of the board are Fredrick B. Kraemer, M.D., Philip Home, M.A., D.Phil., D.M., F.R.C.P., Jerrold Olefsky, M.D., Andrew R. Hoffman, M.D., and C. Ronald Kahn, M.D.

Non-Employee Director Compensation

In consideration for their service on the Board, Antria compensates its non-employee directors with an annual fee as well as in the form of options for each year for their continued service. Antria also reimburses its directors for reasonable out of pocket expenses incurred in attending Antria’s board meetings and in carrying out their board duties. During the fiscal year ended June 30, 2016, Dr. Sherman was paid $25,000 in director fees. During the fiscal year ended June 30, 2015, Dr. Sherman was paid $12,500 in director fees and was granted an option to purchase up to 75,000 shares of common stock under the 2014 Stock and Incentive Plan and 187,000 shares of common stock under the 2015 Non Qualified Stock Option Plan.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the particulars of compensation paid to our current executive officers during the periods ended June 30, 2016 and 2015.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Award ($) (e)	Option Award ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Current Named Executive Officers

Nevan Elam (1)	2016	450,000	135,000	-	1,748,219	-	-	18,422	2,351,641
Chief Executive Officer	2015	420,000	195,000	-	1,426,287	-	-	7,965	2,049,252

Sankaram Mantripragada (2)	2016	350,000	78,750	-	650,719	-	-	25,360	1,104,829
Chief Scientific Officer	2015	322,500	218,000	-	505,740	-	-	23,255	1,069,495

Hoyoung Huh (3)
Chairman of Scientific Advisory	2016	216,000	-	-	544,318	-	-	17,929	778,247
Board and Business Development	2015	108,000	95,000	-	218,051	-	-	7,638	428,689

Morgan Fields (4)	2016	145,000	36,250	-	200,553	-	-	13,410	395,213
Chief Accounting Officer	2015	135,000	25,312	-	120,586	-	-	11,272	292,170

(1)	Mr. Elam was appointed the Chief Executive Officer of Antria Delaware on June 1, 2012 and was appointed the Chief Executive Officer of AntriaBio on January 31, 2013. Mr. Elam received a base salary of $230,000 beginning in June 2012 which increased to $390,000 on March 26, 2014 and increased to $450,000 effective January 1, 2015. On September 26, 2016, the Board approved a bonus to Mr. Elam of $135,000 related to calendar year 2015. The Board approved a bonus to Mr. Elam on February 23, 2015 of $195,000 which Mr. Elam elected to defer and have paid at a later date. The other compensation also includes employee benefits that the Company paid.

(2)	Dr. Mantripragada was appointed the Chief Scientific Officer of Antria Delaware on April 1, 2012 and was appointed the Chief Scientific Officer of AntriaBio on January 31, 2013. Dr. Mantripragada is to receive a base salary of $275,000 beginning in April 2012 which increased to $295,000 on January 1, 2013 and increased to $350,000 effective January 1, 2015. On September 26, 2016, the Board approved a bonus to Dr. Mantripragada of $78,750 related to calendar year 2015. The Board approved a bonus to Dr. Mantripragada on February 12, 2015 of $218,000 which Dr. Mantripragada elected to defer and have paid at a later date. The other compensation also includes employee benefits that the Company paid.

(4)	Dr. Huh was appointed as an executive officer on January 1, 2015. Dr. Huh is to receive a base salary of $216,000 beginning on January 1, 2015 and received a one-time bonus of $95,000 of which Dr. Huh elected to defer $47,500 until a later date. The other compensation also includes employee benefits that the Company paid for the employee. Prior to January 1, 2015 all compensation was as a director. See “Director Compensation” table.

(5)	Ms. Fields was appointed the Chief Accounting Officer on July 18, 2014 with a base salary with $130,000 which was increased to $145,000 effective January 1, 2015. On September 26, 2016, the Board approved a bonus to Ms. Fields of $36,250 related to calendar year 2015. The other compensation also includes employee benefits that the Company paid for the employee. All previous compensation was as non-executive compensation.

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Employment Agreements

Nevan Elam

On June 18, 2012, we entered into an agreement with Nevan Elam to serve as Chief Executive Officer of Antria Acquisition Corp. Under the terms of this agreement, Mr. Elam will be entitled to receive an annual base of two hundred thirty thousand dollars ($230,000) until the executive commits full time to the business at which time his salary will increase to three hundred fifty thousand dollars ($350,000). At any time following the date of Mr. Elam’s employment agreement, the Board may request in writing that Mr. Elam commit one hundred percent (100%) of his time and energy to the business of the Company and Mr. Elam shall have 60 days to comply with the Board’s request or shall tender his resignation as an officer of the Company. Mr. Elam is entitled to an annual bonus equal to forty percent (40%) of his base salary based on criteria set by the Board. Mr. Elam is also eligible for a one-time bonus when the Company raises an aggregate of five million dollars in financing. Mr. Elam is also eligible to receive grants of options to purchase shares of common stock as consideration for services rendered. Mr. Elam will be eligible to participate in all benefit programs available to our executives and employees, including any employee incentive option plan, and medical and dental benefit plans. We will also provide life and disability insurance. Also under the terms of the agreement, Mr. Elam will be entitled to reimbursement for reasonable travel and business expenses and receives a monthly automobile allowance. Additionally, at age 65, Mr. Elam is entitled to a pension benefit equal to one-month's salary for each year of employment. The agreement requires Mr. Elam to undertake certain confidentiality, non-competition and non-solicitation obligations. In the event that we terminate Mr. Elam’s employment without cause, the Company will pay the base salary severance on a monthly basis to Mr. Elam for a period of six months.

On March 26, 2014, we entered into an amended and restated employment agreement with Mr. Elam, amending his employment agreement. The amended employment agreement provides, among other things, for: (i) an increase in Mr. Elam’s base salary from $230,000 to $390,000; (ii) a termination of the bonus due to Mr. Elam under the Employment Agreement upon the Company raising at least $5,000,000 in an equity financing; (iii) a termination of the car allowance granted to Mr. Elam under the Employment Agreement; and (iv) the termination of the pension benefit at the age of 65 equal to one-month salary for each year of employment.

On February 23, 2015, we entered into a second amended and restated employment agreement with our Chief Executive Officer, Nevan Elam, amending the Employment Agreement between the Company and Mr. Elam dated March 26, 2014. The CEO Second Amended and Restated Employment Agreement provides, among other things, for: (i) an increase in Mr. Elam’s base salary from $390,000 to $450,000 based on current market data; and (ii) an increase in Mr. Elam’s target bonus from 50% to 60% of his annual salary.

Sankaram Mantripragada

On April 1, 2012, we entered into an agreement with Sankaram Mantripragada to serve as Chief Scientific Officer of the Company. Dr. Mantripragada will report to the Chief Executive Officer and under the terms of the employment agreement, Dr. Mantripragada is entitled to receive an annual base salary of two hundred seventy five thousand ($275,000) which increased to two hundred ninety five thousand ($295,000) on January 1, 2013 that is subject to annual adjustment recommended by the Chief Executive Officer and approved by the Compensation Committee, if any, or the Board. Dr. Mantripragada is eligible for one-time bonuses when certain clinical testing has begun. Dr. Mantripragada also is entitled to receive an annual cash bonus of up to forty percent (40%) of his base salary, determined based on specified criteria agreed upon in advance. Dr. Mantripragada is eligible to receive grants of options to purchase shares of our common stock as consideration for services rendered, at the Board’s discretion. Dr. Mantripragada is eligible to participate in all benefit programs available to our executives and employees, including medical and dental benefit plans. Also under the terms of the agreement, Dr. Mantripragada is entitled to reimbursement for reasonable travel and business expenses and receives a monthly automobile allowance. Additionally, at the age of 65, Dr. Mantripragada is entitled to a pension benefit equal to one month’s salary for each year of his employment. If he is terminated other than for cause or due to or after a change of control, all of Dr. Mantripragada’ unvested options will accelerate, and he will continue to receive his then base salary and health insurance for a period of up to twelve months. The agreement also requires Dr. Mantripragada to undertake certain confidentiality, non-competition and non-solicitation obligations.

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On March 26, 2014, we entered into an amended and restated employment agreement with Dr. Mantripragada, amending the employment agreement. The amended employment agreement amends the employment agreement to remove the pension benefit owned to Dr. Mantripragada such that Dr. Mantripragada is no longer entitled to a pension benefit at the age of 65 equal to one-month’s salary for each year of employment.

On February 23, 2015, we entered into a second amended and restated employment agreement (the “CSO Second Amended and Restated Employment Agreement”) with our Chief Scientific Officer, Sankaram Mantripragada, amending the CSO Employment Agreement between the Company and Dr. Mantripragada dated March 26, 2014 (the “CSO Employment Agreement”). The CSO Second Amended and Restated Employment Agreement provides, among other things, for: (i) an increase in Mr. Mantripragada’s base salary from $295,000 to $350,000 based on current market data; and (ii) an increase in Mr. Mantripragada’s target bonus from 40% to 45% of his annual salary..

Hoyoung Huh

On January 7, 2015, we entered into an Employment Agreement (the “Employment Agreement”) with Dr. Huh with an effective date of January 1, 2015 (the “Effective Date”). Under the terms of the Employment Agreement, beginning on Effective Date, Dr. Huh will be paid a base salary of $216,000 (the “Base Salary”) per annum payable in accordance with our payroll practices for executives, but no less than once per month. In addition, we agreed to pay Dr. Huh a one-time cash payment of $95,000 in consideration for his efforts to support the Company in the 2014 calendar year. Dr. Huh will also be entitled to earn an annual performance bonus equal to 200% (the “Target Bonus”) of the Base Salary based upon performance criteria set by the Board in its sole discretion. Dr. Huh is also entitled to a one-time transaction related bonus (the “Transaction Bonus”) payable in cash or equity of the Company, subject to the Board’s discretion, equal to three percent (3%) of the gross proceeds of, (i) a Business Combination (as defined in the Employment Agreement), (ii) an equity or debt financing of the Company or (iii) strategic partnerships and collaborations.

Morgan Fields

On January 27, 2014, the Company entered into an employment agreement with Morgan Fields (the “CAO Employment Agreement”) to serve as the Controller of the Company. Under the terms of the CAO Employment Agreement Ms. Fields will be entitled to receive an annual base of $100,000 an annual bonus of up to 15% of her base salary based on criteria set by the Company. Ms. Fields is eligible to participate in all benefit programs available to our executives and employees, including medical and dental benefit plans. The agreement also requires Ms. Fields to undertake certain confidentiality obligations. On July 18, 2014, the Board approved the appointment of Ms. Fields to Chief Accounting Officer. The board approved the change in the annual salary to $130,000 and the issuance of additional stock options for 25,000 shares of common stock. All other terms of the original CAO Employment Agreement remain.

On February 23, 2015, we entered into an amended and restated employment agreement (the “CAO Amended and Restated Employment Agreement”) with our Chief Accounting Officer, Morgan Fields, amending the CAO Employment Agreement. The CAO Amended and Restated Employment Agreement provides, among other things, for: (i) an increase in Ms. Fields’ base salary from $130,000 to $145,000 based on current market data; and (ii) an increase in the target bonus from 15% to 25% of her annual salary.

Outstanding Equity Awards

The following table provides a summary of equity awards outstanding for each of the Named Executive Officers and Directors as of June 30, 2016:

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Name (a)	Number of Securities Underlying Unexercised Options Exerciable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)

Nevan C. Elam	583,334	-	-	$4.50	1/30/2018
	759,375	-	590,625	$3.12	3/26/2021
	580,000	-	1,160,000	$2.06	2/23/2025
	1,922,709		1,750,625

Sankaram Mantripragada, Ph.D.	166,667	-	-	$4.50	1/30/2018
	281,250	-	218,750	$3.12	3/26/2021
	231,667	-	463,333	$2.06	2/23/2025
	679,584		682,083

Hoyoung Huh, M.D., Ph.D	416,667	-	-	$4.50	1/30/2018
	196,875	-	153,125	$3.12	3/26/2021
	269,333	-	538,667	$2.06	2/23/2025
	882,875		691,792

Morgan Fields	4,167	-	-	$4.50	1/30/2018
	61,875	-	48,125	$3.12	3/26/2021
	11,979	-	13,021	$1.84	7/18/2021
	102,333	-	204,667	$2.06	2/23/2025
	180,354		265,813

Barry Sherman, M.D.	35,938	-	39,062	$1.84	7/18/2021
	62,333	-	124,667	$2.06	2/23/2025
	98,271		163,729

Director Compensation

The following table shows the particulars of compensation paid to our current directors during the periods ending June 30, 2016 and 2015.

Name and Principal Position (a)	Year (b)	Fees earned or paid in Cash ($) (c)	Stock Award ($) (d)	Option Award ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	Nonqualified Deferred Compensation Earnings ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
Current Named Directors

Nevan Elam (1)	2016	-	-	-	-	-	-	-
	2015	-	-	-	-	-	-	-

Hoyoung Huh (2)	2016	-	-	-	-	-	-	-
	2015	-	-	109,837	-	-	-	109,837

Barry Sherman (3)	2016	25,000	-	99,638	-	-	-	124,638
	2015	12,500	-	47,508	-	-	-	60,008

David Welch (4)	2016	-	-	-	-	-	-	-
	2015	-	-	-	-	-	-	-

(1)   The only compensation received by this individual was for serving as an officer of the company and included in the executive compensation.

(2)   Dr. Huh received options to purchase 350,000 shares on March 28, 2014. Effective January 1, 2015, Dr. Huh was appointed as an executive officer and all compensation became as an officer of the Company.

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(3)  On July 18, 2014, Dr. Sherman was appointed as a director of the Board. On July 18, 2015, he received options to purchase 75,000 shares of common stock and on February 23, 2015, he received options to purchase 187,000 shares of commons stock. Dr. Sherman is also to receive an annual fee of $25,000.

(4)  On July 24, 2015, Dr. Welch was appointed as a director of the Board. Dr. Welch received no compensation for the years ending June 30, 2016 and 2015.

Compensation Committee Interlocks and Insider Participation

We do not have a standing compensation committee, however our entire Board performs similar functions. Because we assumed the employment agreements of Antria Delaware in connection with the Reverse Merger, the Board did not have any deliberations concerning the compensation of our executive officers. All amendments to compensation agreements were approved by the Board. With respect to the amendments to Messrs. Elam and Mantripragada’s employment agreements, Dr. Huh and Dr. Sherman participated in the deliberation of such amendments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR
INDEPENDENCE.

Advisory Agreement

On July 2, 2012, Antria Delaware and Konus Advisory Group, Inc. (“Konus”) entered into an advisory agreement (the “Advisory Agreement”) whereby Konus agreed to provide Antria Delaware services including, but not limited to, finance and strategy, clinical design, project management and portfolio assessment. Antria Delaware agreed to pay Konus a monthly retainer in the amount of $9,000 per month to cover general and administrative matters plus an hour fee ranging from $100 to $700 per hour for additional services provided to Antria Delaware. On March 11, 2015, the advisory agreement was terminated and the remaining outstanding payable balance due to Konus of $132,339 was written off by Konus.

pH Pharma Collaboration Agreement

On February 29, 2016, we entered into a Strategic Collaboration and License Agreement (“Collaboration Agreement”) with pH Pharma Co., Ltd.(“PH”). Dr. Huh, and officer and Director of the Company is also the CEO of PH and a majority owner. Pursuant to the Collaboration Agreement, the Company conditionally granted PH an exclusive, transferable, license under AB101 patents, patent applications and all other relevant Company intellectual property to manufacture and or offer for sale the Company’s lead product candidate, AB101, in Korea, Cambodia, Laos, Myanmar, Thailand, Malaysia, Singapore and Vietnam (the “License”). The License shall only become effective when PH has purchased a minimum of $8 million of the Company’s securities. In addition, under the terms of the Collaboration Agreement, PH and the Company agree to work together to explore opportunities to utilize the Company’s proprietary microsphere platform for different therapeutic opportunities.

As of June 30, 2016, PH has invested $2 million into the Company and in order for the License to become effective, PH must purchase at least $6 million of the Company’s common stock in one or more private placement transactions at prices to be negotiated in good faith by the parties based on commercially reasonable terms.

pH Pharma Services Agreement

On July 1, 2016, the Company and PH entered into a Master Services Agreement in which PH will perform business development services in Korea for the Company at a price of $10,350 per month.

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Review, Approval or Ratification of Transactions with Related Persons

We rely on our Board to review related party transactions on an ongoing basis to prevent conflicts of interest. Our Board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our Board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our Board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

Director Independence

Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to determine whether our current director or our new directors are independent. We have determined that as of the date of this filing Barry Sherman and David Welch would qualify as “independent” in accordance with the published listing requirements of The NASDAQ Stock Market and for purposes of Section 16 of the Exchange Act. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the Company;

•	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

•	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

•	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit.

45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following tables set forth information as of October 12, 2016, regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock; and

•	each named executive officer, each director and all of our directors and executive officers as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 40,844,097 shares of common stock outstanding as of October 12, 2016.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days through the exercise of any warrant, stock option, or other right. Shares subject to options that are exercisable within 60 days following October 12, 2016, are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

46

Name and Address of Benefical Owner	Shares of Common Stock Beneficially Owned	Percentage of Class Beneficially Owned

Striker Asia Opportunities Fund Corporation(1) c/o 17th Floor, Guandong Investment Tower 148 Connaught Road Central, Hong Kong	4,457,962	10.3%

LRFA, LLC (2) 217 Camino Al Lago Atherton, CA 94027	4,431,225	10.3%

Alpha Venture Capital Partners, LP (3) PO Box 2477 Lakeland, FL 33806	2,115,386	5.0%

pH Pharma Co., Ltd. (4) 2F, Artside Gallery 15 Jahamun-Ro 6-GIL Jongno-Gu, Seoul 03044 Korea	3,692,254	8.6%

Sankaram Mantripragada 1450 Infinite Drive Louisville, CO 80027	1,804,062 (6)	4.3%

Hoyoung Huh (5) 1450 Infinite Drive Louisville, CO 80027	5,015,866 (6)	11.5%

Nevan C. Elam 1450 Infinite Drive Louisville, CO 80027	2,385,385 (6)	5.5%

Morgan Fields 1450 Infinite Drive Louisville, CO 80027	226,396 (6)	0.6%

Barry Sherman 1450 Infinite Drive Louisville, CO 80027	125,563 (6)	0.3%

All current executive officers and directors as a group (6 persons)	13,988,497	28.4%

(1)	Striker Asia Opportunities Fund Corporation is a Cayman Islands corporation. Chung Yuen Ian Huen is the Director and has sole voting and investment power with respect to these shares.

(2)	LRFA, LLC is a Delaware limited liability company. David F. Welch is the President and has sole voting and investment power with respect to the shares. David F. Welch was also appointed as a director of the Board on July 24, 2015.

(3)	Alpha Venture Capital Partners, LP is a Delaware Partnership. Carl C. Dockery is the Manager of the General Partner and has sole voting and investment power with respect to these shares.

47

(4)	pH Pharma Co., Ltd is a corporation formed in Seoul, Korea. Dr. Hoyoung Huh is the CEO and has voting power on behalf of the entity. The Board, chaired by Dr, Huh, has investment power with respect to these shares.

(5)	Hoyoung Huh’s beneficial ownership also includes the shares owned by pH Pharma Co., Ldt as Dr. Huh has majority ownership in pH Pharma Co., Ltd and also has voting power over the shares.

(6)	Includes the vested portion of the options granted by Antria Delaware that were assumed by the Company in connection with the Reverse Merger and the options granted under the 2014 Stock Incentive Plan and the 2015 Non Qualified Stock Option Plan.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock in one or more series, $0.001 par value per share.

Common Stock

As of October 12, 2016, there were 40,844,097 shares of our common stock outstanding held of record by approximately 384 stockholders. In addition, there are outstanding options, warrants and rights to acquire additional shares of common stock.

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the Board of Directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of AntriaBio upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

The transfer agent for the common stock is VStock, Cedarhurst, New York. Our common stock is traded on the OTCQB and is quoted under the symbol “ANTB.”

Preferred Stock

Our certificate of incorporation authorizes 20,000,000 shares of preferred stock. Our Board is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. There are no issued and outstanding shares of Preferred Stock.

Warrants

The material terms and provisions of the Unit Warrants are summarized below.

Unit Warrants entitle the holder to purchase shares of common stock for an exercise price equal to $2.50 per share of our common stock. Subject to certain limitations as described below, the Unit Warrants are immediately exercisable upon issuance and expire on the third anniversary of the initial issue date.

The Compensation Warrants entitle the holder to purchase shares of common stock for an exercise price equal to $2.50 per share of our common stock. Subject to certain limitations as described below, the Compensation Warrants are immediately exercisable upon issuance and expire on the seventh anniversary of the initial issue date. The Compensation Warrants contain cashless exercise provisions.

48

The exercise price and the number of shares of our common stock issuable upon the exercise of the Unit Warrants and the Compensation Warrants, as applicable, is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the Unit Warrants. The Compensation Warrants have cashless exercise features. After the close of business on the expiration date, unexercised Unit Warrants and Compensation Warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the Unit Warrants will be entitled to receive upon exercise of the Unit Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Unit Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Unit Warrants.

Upon the holder’s exercise of a Unit Warrant or a Compensation Warrant we will issue the shares of common stock issuable upon exercise of the Unit Warrant or a Compensation Warrant within three (3) business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the Unit Warrant or a Compensation Warrant. Prior to the exercise of any warrants to purchase common stock, holders of the Unit Warrants, the Compensation Warrants or any other warrant will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

SELLING STOCKHOLDERS

This prospectus covers an aggregate of 13,906,331 shares of our common stock, which includes: (i) 6,040,921 shares of common stock issued in connection with the Unit Financing; (ii) 6,040,921 shares of common stock issuable upon the exercise of the Unit Warrants; and (iii) 1,824,489 shares of common stock issuable upon the exercise of the Compensation Warrants issued to Paulson as compensation in connection with the Unit Financing, that may be sold or otherwise disposed of the selling stockholders and their transferees.

The following table sets forth certain information regarding the selling stockholders and the shares that may be sold or otherwise disposed of by them pursuant to this prospectus. Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to warrants, options and other convertible securities held by that person that are currently convertible or exercisable, or convertible or exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 40,844,097 shares of common stock outstanding on the date of this prospectus.

49

		Shares Beneficially Owned Prior to this Offering			Shares Beneficially Owned After this Offering (109)
Name of Selling Stockholder (1)		Number of Shares	% of Outstanding Shares	Number of Shares Covered Hereby(2)	Number of Shares	% of Outstanding Shares

LRFA, LLC	(3)	3,492,544	8.22%	3,243,246	249,298	*
Christian Kurmann	(4)	1,128,796	2.75%	540,000	588,796	1.46%
Palm Beach Universal Holding Company	(5)	432,432	1.05%	432,432	-	*
Caisson Breakwater Global Opportunity Fund, LTD	(6)	400,000	*	400,000	-	*
Stephen Shumpert	(7)	701,826	1.71%	400,000	301,826	*
Lester Petracca	(8)	270,272	*	270,272	-	*
Lincoln Park Capital Fund, LLC	(9)	270,272	*	270,272	-	*
Francis M. Lymburner	(10)	594,898	1.45%	255,786	339,112	*
Adel Glen Helmers	(11)	216,218	*	216,218	-	*
LC Sunstein, Jr. Limited Partnership	(12)	760,301	1.86%	216,218	544,083	1.36%
Caisson Breakwater Fund, LTD	(13)	200,000	*	200,000	-	*
Clayton A. Stuve	(14)	200,000	*	200,000	-	*
Michael W. Allman	(15)	200,000	*	200,000	-	*
PTSRK Trust	(16)	200,000	*	200,000	-	*
Veronica Marano and Thomas M. Volckening	(17)	200,000	*	200,000	-	*
Czar Ventures, LLC	(18)	189,082	*	189,082	-	*
RBC Capital Markets LLC Custodian FBO Mr. Howard Hutt SEP IRA	(19)	172,974	*	172,974	-	*
Howard C. Hutt	(20)	296,578	*	163,244	133,334	*
RBC Capital Markets LLC Custodian FBO Mr. Randal Thompson IRA	(21)	162,164	*	162,164	-	*
Jonathan Peacock	(22)	150,000	*	150,000	-	*
Thomas Gruber	(23)	395,116	*	138,704	256,412	*
Joseph O. Manzi	(24)	384,681	*	135,136	249,545	*
Mark W. Spates	(25)	384,218	*	134,920	249,298	*
Francis G. Russo	(26)	200,000	*	120,000	80,000	*
George Elefther and Karin A. Elefther	(27)	108,110	*	108,110	-	*
Michael Weiss	(28)	108,110	*	108,110	-	*
Kingsbrook Opportunities Master Fund LP	(29)	108,108	*	108,108	-	*
Stanton J. Rowe	(30)	266,668	*	100,000	166,668	*
Hideo Takada	(31)	96,200	*	96,200	-	*
Nathan Pollack and Sylvia Pollack	(32)	256,832	*	90,164	166,668	*
Donald P. Sesterhenn	(33)	81,082	*	81,082	-	*
L&L Lainer Revolcable Trust	(34)	81,000	*	81,000	-	*
MIS Equity Strategies, L.P.	(35)	214,334	*	81,000	133,334	*
Adolfo Carmona and Donna Carmona	(36)	213,334	*	80,000	133,334	*
Jack Chitayak	(37)	113,334	*	80,000	33,334	*
David A. Ufheil	(38)	192,112	*	67,462	124,650	*
Daniel X. Wray	(39)	124,000	*	60,000	64,000	*
Roger Ramsey	(40)	60,000	*	60,000	-	*
Ashok K. Santhanam and Revathi Santhanam, Trustees of the Santhanam Family Trust, dated May 23, 1997	(41)	224,200	*	54,200	170,000	*
William N. Anderson and Reesa F. Anderson	(42)	54,200	*	54,200	-	*
Trienos Group, LLP	(43)	54,060	*	54,060	-	*
John Norris	(44)	54,056	*	54,056	-	*
Lee J. Seidler Revocable Trust	(45)	54,056	*	54,056	-	*
Thomas Eisenberg	(46)	92,518	*	54,056	38,462	*
Tom Sego	(47)	143,484	*	54,056	89,428	*
International Infusion, LP	(48)	54,054	*	54,054	-	*
Peter C. Gould	(49)	54,054	*	54,054	-	*
M&E Lainer Revocable Trust	(50)	54,000	*	54,000	-	*
Tahir Khan	(51)	54,000	*	54,000	-	*
Robert Kantor	(52)	148,994	*	52,326	96,668	*
Art Sadin	(53)	148,154	*	52,000	96,154	*
Douglas E. Jasek	(54)	50,000	*	50,000	-	*
Gregory H. Blaine	(55)	50,000	*	50,000	-	*
KADI Family Trust	(56)	283,334	*	50,000	233,334	*
TNX-T2, LLC	(57)	43,200	*	43,200	-	*
Weiss Accountancy Corp 401K FBO Tony Reed	(58)	40,600	*	40,600	-	*
Burt Stangarone	(59)	40,000	*	40,000	-	*
EKM Capital LLC	(60)	40,000	*	40,000	-	*
Jorg Brown	(61)	104,104	*	40,000	64,104	*
KAM Capital LLC	(62)	40,000	*	40,000	-	*
Nirav S. Parikh and Kavita G. Parikh	(63)	40,000	*	40,000	-	*
Thomas W. Genrich	(64)	40,000	*	40,000	-	*
Natan Vishlitzky and Miryam Vishlitzky	(65)	102,788	*	36,120	66,668	*
Michael Klein	(66)	36,000	*	36,000	-	*
Debra Kanelstein	(67)	66,848	*	33,514	33,334	*
Chess 1997 Trust	(68)	32,434	*	32,434	-	*
Currie Family Trust	(69)	32,434	*	32,434	-	*
EBA Capital, Inc.	(70)	30,000	*	30,000	-	*
Grey Fox Associates I LLC	(71)	30,000	*	30,000	-	*
James Dritz	(72)	30,000	*	30,000	-	*

50

Kingston Smith	(73)	30,000	*	30,000	-	*
Guy Ponticiello	(74)	29,730	*	29,730	-	*
Conniff Family Trust	(75)	28,000	*	28,000	-	*
Don Ossey	(76)	27,040	*	27,040	-	*
Bussey 1989 Revocable Trust	(77)	27,028	*	27,028	-	*
Charles Mader	(78)	27,028	*	27,028	-	*
Jeffrey James Tarrand	(79)	27,028	*	27,028	-	*
Joan Rich Baer Pension Plan and Trust	(80)	62,645	*	27,028	35,617	*
John S. Black III	(81)	27,028	*	27,028	-	*
Millenium Trust Company CUST FBO Christopher R. Hermann	(82)	27,028	*	27,028	-	*
Robert Kanelstein	(83)	27,028	*	27,028	-	*
Ryan Hildenbrand	(84)	27,028	*	27,028	-	*
Samuel A. Fisher	(85)	124,464	*	27,028	97,436	*
Vivian Isaak	(86)	27,028	*	27,028	-	*
Derman Survivor's Trust	(87)	27,000	*	27,000	-	*
DiBenedetto & Blau Family Trust	(88)	27,000	*	27,000	-	*
Ernie Kreitenberg Attorney at Law DBPP	(89)	27,000	*	27,000	-	*
Kyle and Hollee Bollman	(90)	27,000	*	27,000	-	*
Millin Family Living Trust	(91)	27,000	*	27,000	-	*
Ramjet Capital, Ltd	(92)	27,000	*	27,000	-	*
Robert Adelson	(93)	27,000	*	27,000	-	*
Sean and Cecille Coleman	(94)	27,000	*	27,000	-	*
The Bennett & Janice Derman Family Trust dated 1/16/1998	(95)	27,000	*	27,000	-	*
Weiss Family Trust	(96)	27,000	*	27,000	-	*
Ashok and Harshida Patel	(97)	26,000	*	26,000	-	*
Calcott Family Trust dtd 1/27/98	(98)	22,000	*	22,000	-	*
Jenene Thomas	(99)	21,622	*	21,622	-	*
Philip M. Cannella	(100)	71,622	*	21,622	50,000	*
Robert Horowitz	(101)	70,000	*	20,000	50,000	*
Due Mondi Investments LTD	(102)	51,390	*	18,056	33,334	*
Mitchell Cohen	(103)	29,042	*	16,220	12,822	*
Fred and Betty Bialek Revocable Trust Dated 12/20/2004	(104)	48,470	*	15,136	33,334	*
Howard Richmond	(105)	23,634	*	10,812	12,822	*
Wayne Westerman	(106)	43,334	*	10,000	33,334	*
Tom Parigian	(107)	265,657	*	233,146	32,511	*
Robert Setteducati	(107)	265,657	*	233,146	32,511	*
Chris Clark	(107)	265,657	*	233,146	32,511	*
Kevin Graetz	(107)	218,119	*	164,276	53,843	*
Joe Hede	(107)	218,119	*	164,276	53,843	*
Margaret Lorraine Maxfield	(107)	44,500	*	40,000	4,500	*
Bryon Crowe	(107)	29,639	*	29,639	-	*
Larry Cohen	(107)	26,643	*	25,288	1,355	*
Gary Saccaro	(107)	28,033	*	23,197	4,836	*
Albert Landstrom	(107)	12,546	*	11,391	1,155	*
Ahmed Gheith	(107)	11,778	*	10,200	1,578	*
Basil Cristakos	(107)	3,500	*	2,500	1,000	*
Bryan Hagen	(107)	4,500	*	2,500	2,000	*
Jon Nelson	(107)	2,632	*	2,220	412	*
Peter Fogarty	(107)	1,721	*	1,721	-	*
Starla Goff	(107)	2,902	*	1,500	1,402	*
Thomas Shanley	(107)	1,180	*	750	430	*
Ken Tung	(107)	750	*	750	-	*
Daniel Brocki	(107)	500	*	500	-	*
Paulson Investment Company LLC	(108)	680,438	1.64%	644,343	36,095	*
TOTAL				13,906,331

* Represents ownership of less than 1%

(1)	This table and the information in the notes below are based upon information supplied by the selling stockholders, including reports and amendments thereto filed on Schedule 13D, Schedule 13G, Form 3 and Form 4 with the SEC.
(2)	The actual numbers of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, pursuant to Rule 416 under the Securities Act, such additional number of shares of common stock as may be issuable in connection with the shares registered for sale hereby resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(3)	David F. Welch is the President of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 217 Camino Al Lago, Atherton, CA 94027.
(4)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 280 Diablo Ave., Mountain View, CA 94043.

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(5)	Juan Bernardo Sanz, is the Director of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is Calle Elvira Mendez, Edf Vallarino, Piso 6, Ciudad de Panama, Panama.
(6)	Jeffrey Roney is the Managing Member of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 537 Calley Street, Scottsville, CA 24590.
(7)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 406 Goodnight Drive, Georgetown, TX 78628.
(8)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 30-56 Whitestone Expy, Triangle Equities, Flushing, NY 11354.
(9)	Josh Scheinfeld and Jonathan Cope, the principals of Lincoln Park, are deemed to be the beneficial owners of all of the shares of common stock owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus. The address of the selling stockholder is 440 N. Wells St. #440, Chicago, IL 60654.
(10)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 811 West Ridge Court, Lake Orion, MI 48359.
(11)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 2 Calle Nairn #SPH, San Juan, PR 00907.
(12)	Leon C. Sunstein, Jr is the Trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is PO Box 209, Fort Washington, PA 19034.
(13)	Jeffrey Roney is the Chairman and CEO of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is C/O Turners Management, LTD, PO Box 2636, Strathvale House, Grand Cayman, RY1-1102, Cayman Islands
(14)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 175 W. Jackson Blvd, Chicago, IL 60604.
(15)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 6738 Rancho Lakes Court, #676163, Rancho Santa Fe, CA 92067.
(16)	Ross Koningstein and Patrizia Spezzaferro are the trustees of the selling stockholder and have voting and investment power over the shares. The address of the selling stockholder is 130 Selby Lane, Atherton, CA 94027.
(17)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 802 Lenel Lane, Franklin Lakes, NJ 07417.
(18)	Suhel Kothari is the CEO of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 303 East 57th Street, Apt 33G, New York, NY 10022.
(19)	Mr. Howard Hutt has voting and investment power over the shares. The address of the selling stockholder is 912 Bermuda Gardens Road, Delray Beach, FL 33483.
(20)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 912 Bermuda Gardens Road, Delray Beach, FL 33483.
(21)	Mr. Randall Thompson has voting and investment power over the shares. The address of the selling stockholder is 16102 Abberton Hill, Spring, TX 77379.
(22)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 613 Van Beuren Rd., Morristown, NJ 07960.
(23)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 147 Lakeview Way, Emerald Hills, CA 94062.
(24)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 143 Campbell Ct., Shrewsbury, NJ 07702.
(25)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 328 S. Jackson, Justin, TX 76247.
(26)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is PO Box 112, New York, NY 10150.
(27)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 618 Charles Court, River Vale, NJ 07675.

52

(28)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 9 East 96th Street, Apt 8A, New York, NY 10128.
(29)	Kingsbrook Partners LP is the investment manager of Kingsbrook Opportunities Master Fund LP and consequently has voting control and investment discretion over securities held by Kingsbook Opportunities Master Fund LP. The address of the selling stockholder is 689 Fifth Avenue, 12th Floor, New York, NY 10022.
(30)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 3 Shoreridge, Newport Coast, CA 92657.
(31)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 922 Pebblebrook Road, Mableton, GA 30126.
(32)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 2510 Blossom Lane, Beachwood, OH 44122.
(33)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 3410 Raymond Ct., Mount Pleasant, WI 53405.
(34)	Luis Lainer is the trustee of the selling stockholder and has voting and investment power over the share shares. The address of the selling stockholder is 10788 Bellagio Rd, Los Angeles, CA 90077.
(35)	Anthony Reed is the Manager of the General Partner of the selling Stockholder and has voting and investment power over the shares. Anthony Reed is an affiliate of Cova Capital Partners, a FINRA registered broker-dealer. The securities registered hereunder for resale by this selling security holder were purchased in the ordinary course of business and at the time of such purchase this selling security holder had no agreements or understandings, directly or indirectly, with any person, to distribute such securities. The address of the selling stockholder is 16217 Kittridge Street, Van Nuys, CA 91406.
(36)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 23 Strickland Rd, Cos Cob, CT 06807.
(37)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 1836 El Camino Del Teatro, La Jolla, CA 92037.
(38)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 17863 63rd Ave., N. Maple Grove, MN 55311.
(39)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 990 Ironwood Drive, Minden, NY 84923.
(40)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 6 Eaton Square, Houston, TX 77027.
(41)	Ashok K. Santhanam and Revathi Santhanam are the Trustees of the selling stockholder and have voting and investment power over the shares. The address of the selling stockholder is 1055 Cascade Drive, Menlo Park, CA 94025.
(42)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 534 Telner Street, Philadelphia, PA 19118.
(43)	Thomas A. Steinke is the member of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 400 Calle Calaf, Ste 181, San Juan, PR 00918.
(44)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 531 West Washington Street, Hanson, MA 02341.
(45)	Lee J. Seidler is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 5001 Joewood, Drive, Sanibel, FL 33957.
(46)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 22 Melrose Place, Montclair, NJ 07042.
(47)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 1045 Hutchinson Ave., Palo Alto, CA 94301.
(48)	Jeffery Stephens is the CEO of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 8618 Jefferson Avenue, Munster, IN 46321.
(49)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 2 East End Avenue, New York, NY 10075.

53

(50)	Mark Lainer is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 17527 Magnolia Blvd., Encino, CA 91316.
(51)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 11501 SW 9th Ct. Pembroke Pines, FL 33025.
(52)	The selling stockholder has voting and investment power over the shares. The selling stockholder is an affiliate of Time Equities, Inc. a FINRA registered broker-dealer. The securities registered hereunder for resale by this selling security holder were purchased in the ordinary course of business and at the time of such purchase this selling security holder had no agreements or understandings, directly or indirectly, with any person, to distribute such securities. The address of the selling stockholder is 7 Heller Drive, Montclair, NJ 07043.
(53)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 2207 Lakeway Drive, Friendswood, TX 77546.
(54)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 1515 Old Trail Ct., Sugar Land, TX 77479.
(55)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 393 Marina Boulevard, San Francisco, CA 94123.
(56)	William Kadi and Sandra Kadi are the Trustees of the selling stockholder and have voting and investment power over the shares. The address of the selling stockholder is P.O. Box 6126, Incline Village, NV 89450.
(57)	Anand Murty is the manager of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 19360 Rinaldi St. Ste 376, Porter Ranch, CA 91326.
(58)	Anthony Reed is the trusee of the selling Stockholder and has voting and investment power over the shares. Anthony Reed is an affiliate of Cova Capital Partners, a FINRA registered broker-dealer. The securities registered hereunder for resale by this selling security holder were purchased in the ordinary course of business and at the time of such purchase this selling security holder had no agreements or understandings, directly or indirectly, with any person, to distribute such securities. The address of the selling stockholder is 16217 Kittridge Street, Van Nuys, CA 91406.
(59)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 76 Childs Rd, Basking Ridge, NJ 07920.
(60)	Brian M. Miller is the Manager of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 60 Summit Ave, Mill Valley, CA 94941.
(61)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 4032 Jefferson Ave., Emerald Hills, CA 94062
(62)	Brian M. Miller is the Manager of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 60 Summit Ave, Mill Valley, CA 94941.
(63)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 205 E 92nd Street, Apt 11F, New York, NY 10128.
(64)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 666 Greenwich St. Apt 854, New York, NY 10014.
(65)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 87 Clinton Road, Brookline, MA 02445.
(66)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 203 Woods Brooke Court, Ossining, NY 10562.
(67)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 135 High Street, Closter, NJ 07624.
(68)	Robert Chess is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 636 Brewer Drive, Hillborough, CA 94010.
(69)	Malcom R. Currie and Barbara L. Currie are trustees of the selling stockholder and have voting and investment power over the shares. The address of the selling stockholder is 28780 Wagon Road, Agoura, CA 91301.

54

(70)	Evan Azriliant is the President of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 501 5th Avenue, 15th Floor, New York, NY 10017.
(71)	Linda F. Cummin and Pearson C. Cummin III are members of the selling stockholder and have voting and investment power over the shares. The address of the selling stockholder 22 Baldwin Farms South, Greenwhich, CT 06831.
(72)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 3 Ledgewood Place, Armonk, NY 10504.
(73)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 892 Timber Ln, Lake Forest, IL 60045.
(74)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 1720 Northland Avenue, Highland Park, IL 60035.
(75)	George E. Conniff is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 23948 Mount Misery Rd., St. Michaels, MD 21663.
(76)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 4431 NE Alameda, Portland, OR 97213.
(77)	Clayton E. Bussey is the trustee for the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 11600 Magdalena Avenue, Los Altos Hills, CA 94024.
(78)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 4 Vandora Place, Durham, NC 27705.
(79)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 4706 Braesvalley, Houston, TX 77096.
(80)	Joan R. Baer and Arthur B. Baer are the trustees of the selling stockholder and have voting and investment power over the shares. The address of the selling stockholder is 200 Leeder Hill Drive, Apt 2311, Hamden, CT 06517.
(81)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is PO Box 2157, Westport, CT 06880.
(82)	Christopher R. Herman is the individual of the selling stockholder that has voting and investment power over the shares. The address of the selling stockholder is 2001 Spring Rd #700, Oak Brook, IL 60523.
(83)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 135 High Street, Closter, NJ 07624.
(84)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 7920 SW Westgate Way, Portland, OR 97225.
(85)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 22 Coleman Road, Garrison, NY 10524.
(86)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 101A Lombard St., Philadelphia, PA 19147.
(87)	Elizabeth Derman is the trustee for the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 133 S. Los Robles #501, Pasadena, CA 91101.
(88)	Susan Blau is the trustee for the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 3621 Buena Park Dr., Studio City, CA 91604.
(89)	Ernie Kreitenberg is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 1413 Thayer Avenue, Los Angeles, CA 90024.
(90)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 217 Rosehill Drive N., Tallahassee, FL 32312.
(91)	Joseph Millin is the trustee of the selling stockholder and has voting and investment power over the share shares. The address of the selling stockholder is 4125 Troost Ave, Studio City, CA 91604.
(92)	Carrie R. Williams is the President of Ramrog Management, the general partner of Ramjet Capital, Ltd. And has voting and investment power over the shares. The address of the selling stockholder is 6 Eaton Square, Houston, TX 77027.

55

(93)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 4670 Links Village Drive #D604, Ponce Inlet, FL 32127.
(94)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 110 Lake Forest Lane, Atlanta, GA 30342.
(95)	Bennett Derman is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 41 Camino Lienzo, San Clemente, CA 92673.
(96)	Matt Weiss is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 16217 Kittridge St., Van Nuys, CA 91406.
(97)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 1811 Parkview Drive, Lisle, IL 60532.
(98)	George Reid Calcott is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 5642 Azure Bay, Long Beach, CA 94027.
(99)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 269 CR-513, Frenchtown, NJ 08825.
(100)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 137 Highbrook Avenue, Pelham, NY 10803
(101)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 217 Red Fox Road, Stamford, CT 06903.
(102)	Robert S. Beadle is the General Partner of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 8620 Willow Wind, Boerne, TX 78015
(103)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 3967 Vierra Street, Pleasanton, CA 94566.
(104)	Fred Bialek is the Trustee of the selling stockholder and has voting and investment power over the selling stockholder. The address of the selling stockholder is 200 Winding Way, Woodside, CA 94062
(105)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 31913 SE 28th Street, Fall City, WA 98024.
(106)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 2628 Summit Drive, Burlingame, CA 94010.
(107)	Represents shares underlying the Compensation Warrants issued to Paulson as compensation for services rendered as the exclusive placement agent for the Unit Financing. Each selling stockholder has sole voting and investment power with respect to their respective securities. The selling stockholders are affiliates of Paulson Investment Company LLC, a broker-dealer registered with the SEC and member of FINRA. The securities registered hereunder for resale by the selling security holders were obtained in the ordinary course of business and at the time had no agreements or understandings, directly or indirectly, with any person to distribute such securities. The address of the selling stockholders is 1001 SW 5th Avenue, Ste 1460, Portland, OR 97204
(108)	Represents shares underlying the Compensation warrants issued to Paulson as compensation for services rendered as the exclusive placement agent for the Unit Financing. Trent Davis, as the Chief Executive Officer of Paulson Investment Company, Inc., a broker-dealer registered with the SEC and member of FINRA, has voting and investment power over the shares. The address for Paulson is 1001 SW 5th Avenue, Ste 1460, Portland, OR 97204.
(109)	The Shares Beneficially owned after the Offering are covered by the S-1 which became effective on July 1, 2014.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

57

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby and certain other legal matters will be passed upon for us by the law firm of Dorsey & Whitney LLP.

EXPERTS

EKS&H LLLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K, for the years ended June 30, 2016 and 2015, which are included in this Amendment No. 2 to our Registration Statement on Form S-1. Our consolidated financial statements are included in reliance on their reports given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We file annual reports, quarterly reports, current reports, and proxy and information statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov. Such filings are also available at our website at http://www.antriabio.com. Website materials are not a part of this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporated by reference the following documents, which we have previously filed with the SEC pursuant to the Exchange Act:

•	Annual Report on Form 10-K for the year ended June 30, 2016
•	Current Reports on Form 8-K filed with the SEC on December 20, 2015, March 2, 2016, June 3, 2016, June 22, 2016, June 29, 2016, July 29, 2016 and October 6, 2016

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus, but not delivered with this prospectus. Any request may be made by writing or telephoning us at the following address or telephone number:

AntriaBio, Inc.

1450 Infinite Drive

Louisville, CO 80027

Attn: Investor Relations

303-222-2128

investor-relations@antriabio.com

You may also access the documents incorporated by reference into this prospectus at our website address at www.antriabio.com. The other information and content contained on or linked from our website are not part of this prospectus.

59

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ANTRIABIO, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

AntriaBio, Inc. and Subsidiaries

Louisville, CO

We have audited the accompanying consolidated balance sheets of AntriaBio, Inc. and subsidiary (the “Company”) as of June 30, 2016 and 2015, and the related statements of operations, stockholders’ equity, and cash flows for each of the periods then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AntriaBio, Inc. and subsidiary as of June 30, 2016 and 2015, and the results of their operations and their cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EKS & H LLLP

September 28, 2016

Denver, Colorado

AntriaBio, Inc.

Consolidated Balance Sheets

	June 30, 2016	June 30, 2015

Assets

Current assets
Cash	$4,062,013	$5,278,706
Restricted cash	-	450,167
Other current assets	430,094	387,511
Total current assets	4,492,107	6,116,384

Non-current assets
Fixed assets, net	5,984,670	4,524,912
Intangible assets, net	51,614	58,906
Deposit	375,000	563,000
Total non-current assets	6,411,284	5,146,818

Total Assets	$10,903,391	$11,263,202

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued expenses	$1,500,650	$1,408,399
Convertible notes payable	60,000	60,000
Deferred lease liability, current portion	119,688	98,671
Lease payable, current portion	23,128	93,852
Interest payable	15,079	13,079
Warrant derivative liability	11,955	31,777
Total current liabilities	1,730,500	1,705,778

Non-current liabilities:
Deferred lease liability, less current portion	400,038	480,490
Lease payable, less current portion	-	23,127
Total non-current liabilities	400,038	503,617

Total Liabilities	2,130,538	2,209,395

Commitments and Contingencies (Note 13)

Stockholders' equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized; 35,110,916 and 24,338,219 shares issued and outstanding, June 30, 2016 and 2015, respectively	35,114	24,341
Additional paid-in capital	52,782,569	38,138,754
Accumulated deficit	(44,044,830)	(29,109,288)
Total stockholders' equity	8,772,853	9,053,807

Total Liabilities and Stockholders' Equity	$10,903,391	$11,263,202

See accompanying notes to consolidated financial statements

AntriaBio, Inc.

Consolidated Statements of Operations

	Years Ended June 30,
	2016	2015

Operating expenses
Research and development
Compensation and benefits	$4,374,763	$2,068,236
Consultants and outside costs	1,317,465	742,229
Material manufacturing costs	2,414,708	1,355,882
Facilities and other costs	1,341,452	534,862
	9,448,388	4,701,209

General and administrative
Consulting fees	-	349,633
Compensation and benefits	3,891,916	3,778,791
Professional fees	441,978	526,257
Investor relations	259,351	523,345
General and administrative	909,657	818,647
	5,502,902	5,996,673

Total operating expenses	14,951,290	10,697,882

Loss from operations	(14,951,290)	(10,697,882)

Other income (expense)
Interest income	965	4,970
Interest expense	(5,039)	(6,729)
Derivative income (loss)	19,822	(662,723)
Total other income (expense)	15,748	(664,482)

Net loss	$(14,935,542)	$(11,362,364)

Cummulative Preferred Stock Dividend	(5,974,385)	-

Net Loss attributable to common stock	$(20,909,927)	$(11,362,364)

Net loss per common share - basic and diluted	$(0.84)	$(0.54)

Weighted average number of common shares outstanding - basic and diluted	24,773,213	20,950,191

See accompanying notes to consolidated financial statements

AntriaBio, Inc.

Consolidated Statements of Stockholders' Equity

			Additional		Total
	Common Stock, $0.001 Par Value		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance at June 30, 2014	18,091,792	$18,092	$24,135,563	$(17,746,924)	$6,406,731

Stock-based compensation	-	-	2,846,828	-	2,846,828

Issuance of common stock for services	205,506	207	368,212	-	368,419

Fair value of warrants issued	-	-	6,026,070	-	6,026,070

Issuance of common stock, net of issuance costs of $3,144,479	6,040,921	6,042	4,762,081	-	4,768,123

Net loss for the year ended June 30, 2015	-	-	-	(11,362,364)	(11,362,364)

Balance at June 30, 2015	24,338,219	$24,341	$38,138,754	$(29,109,288)	$9,053,807

Stock-based compensation	-	-	3,761,837	-	3,761,837

Fair value of warrants issued	-	-	5,523,706	-	5,523,706

Dividends on Series A Preferred Stock	-	-	(5,974,385)	-	(5,974,385)

Conversion of Series A Preferred Stock into common stock	5,897,677	5,897	5,302,012	-	5,307,909

Exchange on Series A Preferred Stock	-	-	2,929,084	-	2,929,084

Issuance of common stock, net of issuance costs of $1,053,748	4,875,020	4,876	3,101,561	-	3,106,437

Net loss for the year ended June 30, 2016	-	-	-	(14,935,542)	(14,935,542)

Balance at June 30, 2016	35,110,916	$35,114	$52,782,569	$(44,044,830)	$8,772,853

See accompanying notes to consolidated financial statements

AntriaBio, Inc.

Consolidated Statements of Cash Flows

	Year Ended June 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(14,935,542)	$(11,362,364)
Amortization of intangible asset	7,292	5,255
Depreciation expense	743,962	128,870
Stock-based compensation expense	3,761,837	2,846,828
Stock issued for services	-	298,419
Warrant expense	72,972	93,564
Derivative (gains) losses	(19,822)	662,723
Forgiveness of accounts payable and accrued expenses - related party	-	(132,339)
Changes in operating assets and liabilities:
(Increase) decrease in other assets	(42,083)	172,514
Increase in accounts payable and accrued expenses	26,370	436,688
(Decrease) in accounts payable and accrued expenses - related party	-	(264,716)
Increase in interest payable	2,000	2,000
(Decrease) increase in deferred lease liability	(105,484)	33,664
Net Cash Used In Operating Activities	(10,488,498)	(7,078,894)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(2,091,790)	(3,107,957)
Acquisition of intangibles	-	(55,000)
Return of security deposit	187,500	-
Decrease (increase) in restricted cash	450,167	(450,167)
Net Cash Used In Investing Activities	(1,454,123)	(3,613,124)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease payable	(93,851)	(67,898)
Proceeds from issuance of equity financing	5,362,521	11,175,656
Proceeds from issuance of preferred stock	6,347,615	-
Payment of placement agent compensation and issuance costs	(890,357)	(1,071,568)
Net Cash Provided By Financing Activities	10,725,928	10,036,190

Net decrease in cash	(1,216,693)	(655,828)

Cash - Beginning of Year	5,278,706	5,934,534

Cash - End of Year	$4,062,013	$5,278,706

(Continued)

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Taxes	$-	$-
Interest	$-	$-

Non-Cash Transactions:
Conversion of preferred stock to common stock	$5,923,200	$-
Deemed dividend on conversion of preferred stock	$5,811,708	$-
Series A Preferred Stock dividend paid in stock	$162,677	$-
Fixed assets acquired through lease payable	$-	$184,877
Fixed assets acquired through tenant improvement allowance	$46,049	$511,616
Warrant derivative liability reclassified as equity	$-	$2,342,039
Warrant value recorded as issuance costs	$750,484	$1,745,498
Fixed assets acquired through accounts payable and accrued expenses	$65,881	$511,400

See accompanying notes to consolidated financial statements

AntriaBio, Inc.

Notes to Consolidated Financial Statements

June 30, 2016

Note 1 Nature of Operations

These financial statements represent the consolidated financial statements of AntriaBio, Inc. (“AntriaBio”), formerly known as Fits My Style, Inc., and its wholly owned operating subsidiary, AntriaBio Delaware, Inc. (“Antria Delaware”). AntriaBio and Antria Delaware are collectively referred to herein as the “Company”.

Note 2 Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these financial statements are set out below.

Basis of Presentation – The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principals of Consolidation – These consolidated financial statements include the accounts of AntriaBio, Inc. and its wholly owned subsidiary. All material intercompany transactions and balances have been eliminated.

Accounting Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Such estimates and assumptions impact, among others, the following: the useful lives of depreciable assets, the fair value of share-based payments and warrants, fair value of derivative instruments, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing and expected future operating losses. Actual results could differ from those estimates.

Risks and Uncertainties – The Company's operations may be subject to significant risk and uncertainties including financial, operational, regulatory and other risks associated with a preclinical stage company, including the potential risk of business failure. See Note 3 regarding going concern matters.

Cash – In the statement of cash flows, cash includes cash in hand and other short-term highly liquid investments with original maturities of three months or less. The Company places its cash on deposit with financial institutions it believes to be of high quality. At times and at June 30, 2016, such cash investments may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits.

Restricted Cash – Restricted cash consisted of cash held in a joint account with our general contractor until the completion of the construction in progress. As the construction process was completed as of December 31, 2015, the restricted cash was released and used to pay the final invoices to the general contractor.

Fixed Assets – Fixed assets are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives.

Intangible Assets – Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The value of the current intangible asset is based on the asset values assigned in the asset acquisition discussed in Note 5. The intangible assets are being amortized over 11 years which is the life of the patents at the time they were acquired. The amortization expense is expected to be $7,292 for each of the next five fiscal years.

Deposits – Deposits represent amounts paid as a security deposit on the lease of the facilities and is recorded at cost.

Convertible Notes Payable – Borrowings are recognized initially at the principal amount received. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized as interest expense in the statements of operation over the period of the borrowings using the effective interest method. The Company records a beneficial conversion feature (“BCF”) related to the issuance of a convertible note when issued. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved. The value of the BCF is recorded in the financial statements as a debt discount (premium) from the face amount of the note and such discount is amortized over the expected term of the convertible note (or to the conversion date of the note, if sooner) and is charged to interest expense.

Research and Development Costs – Research and development costs are expensed as incurred and include salaries, benefits and other staff-related costs; consultants and outside costs; material manufacturing costs; and facilities and other related costs. These costs relate to research and development costs without an allocation of general and administrative expenses.

General and Administrative Expenses – Expenses necessary to generate revenue are expensed in the period incurred.

Impairment of Long-Lived Assets – The Company routinely performs an evaluation of the recoverability of the carrying value of our long-lived assets to determine if facts and circumstances indicate that the carry value of assets or intangible assets may be impaired and if any adjustment is warranted. As of June 30, 2016, no facts or circumstances had occurred to indicate a change in the carrying amount of the assets and therefore no impairment existed.

Income Taxes – The Company accounts for income taxes under an asset and liability approach. This process involves calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities, which would be recorded on the Company’s balance sheets. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes that recovery is not likely, the Company must establish a valuation allowance. Changes in the Company’s valuation allowance in a period are recorded through the income tax provision on the statements of operations.

The Company follows ASC 740 (formerly known as FIN No. 48, Accounting for Uncertainty in Income Taxes). ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of ASC 740, the Company recognized no material adjustment in the liability for unrecognized income tax benefits. The Company reports tax related interest and penalties as a component of interest expense.

Segment Reporting – Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Chief Executive Officer and the board of directors that makes strategic decisions. The Company operates one segment.

Comprehensive Income (Loss) – Comprehensive income (loss) is defined as all changes in stockholders’ equity from transactions and other events and circumstances. Therefore, comprehensive income (loss) includes our net loss and all charges and credits made directly to stockholders’ equity other than stockholders’ contributions and distributions. As of June 30, 2016 and 2015, the Company has no items other than net loss affecting comprehensive income (loss).

Income (Loss) Per Common Share – Basic income (loss) per common share is calculated by dividing the net income (loss) available to the common stockholders by the weighted average number of common shares outstanding during that period. Diluted earnings per share is calculated on the treasury stock method, by dividing income available to common stockholders, adjusted for the effects of dilutive convertible securities, by the weighted average number of shares of common shares outstanding during the period and all additional common shares that would have been outstanding had all potential dilutive common shares been issued.

Although there were common stock equivalents of 33,462,014 and 21,556,142 shares outstanding at June 30, 2016 and 2015, respectively, consisting of stock options and warrants; they were not included in the calculation of earnings per share because they would have been anti-dilutive.

Fair Value of Financial Instruments – From inception, the Company adopted ASC 820, Fair Value Measurements and Disclosures, which provides a framework for measuring fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices for identical assets and liabilities in active markets;
•	Level 2: Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and
•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts of financial instruments including cash, restricted cash, accounts payable, and convertible notes payable approximated fair value as of June 30, 2016 and 2015 due to the relatively short maturity of the respective instruments.

The warrant derivative liability recorded as of June 30, 2016 and 2015 is recorded at an estimated fair value based on a Black-Scholes pricing model. The warrant derivative liability is a level 3 fair value instrument with the entire change in the balance recorded through earnings. See significant assumptions in Note 11. The following table sets forth a reconciliation of changes in the fair value of financial instruments classified as level 3 in the fair value hierarchy:

Balance as of June 30, 2015	$(31,777)
Total unrealized gains (losses):
Included in earnings	19,822
Balance as of June 30, 2016	$(11,955)

Recently Issued Accounting Pronouncements – In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform assessments of an entity's ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity's ability to continue as a going concern. We will be required to perform the going concern assessment under ASU 2014-15 beginning with the year ending June 30, 2017. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20), which eliminates the concept of extraordinary items. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015. The new guidance is to be applied prospectively but may also be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. We expect to adopt the provisions of this new guidance on July 1, 2016. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In November 2015, the FASB issued ASU 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes, which is intended to improve how deferred taxes are classified on organizations’ balance sheets by eliminating the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet.  Instead, organizations will now be required to classify all deferred tax assets and liabilities as noncurrent.  The changes are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We expect to adopt the provisions of this new guidance on July 1, 2016.  We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 will be effective for us starting on July 1, 2018, and early adoption is not permitted. We are currently evaluating the impact that the standard will have on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This update requires organizations to recognize lease assets and lease liabilities on the balance sheet and also disclose key information about leasing arrangements. This ASU is effective for annual reporting periods beginning on or after December 15, 2018, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual period. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09. Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The update will affect all entities that issue share-based payment awards to their employees and is effective for annual periods beginning after December 15, 2016 for public entities. The areas for simplification in ASU 2016-09 involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

Reclassifications – Certain amounts reported in prior years in the Consolidated Financial Statements have been reclassified to conform to the current year’s presentation.

Note 3 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $14,935,542 and net cash used in operations of $10,488,498 for the year ended June 30, 2016, and stockholders’ equity of $8,772,853 and an accumulated deficit of $44,044,830 at June 30, 2016.  In addition, the Company is in the preclinical stage and has not yet generated any revenues. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company expects that its current cash resources as well as expected lack of operating cash flows will not be sufficient to sustain operations for a period greater than one year. The ability of the Company to continue its operations is dependent on Management's plans, which include continuing to raise equity based financing. There is no assurance that the Company will be successful in accomplishing this objective.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 Critical Accounting Estimates and Judgments

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The Company makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year include:

Useful Life and Impairment of Depreciable Assets – The Company is required to exercise judgment in determining the estimated useful life and potential impairment of depreciable assets. The useful life is determined based on management’s judgement. The useful lives are reviewed on a regular basis to determine that the useful life is consistent with current economic events and historical events. Facts and circumstances are evaluated on a regular basis to determine if events had occurred which may impair our depreciable assets.

Share-based Payments and Warrants – The Company is required to exercise judgment in calculating the fair value of share based payments and warrants. The fair value calculation includes several inputs that are subject to management’s judgement. Management reviews these inputs on a regular basis to determine that the values used in the calculation are consistent with current economic events and historical events.

Warrant Derivative Liability – The Company is required to exercise judgment in calculating the fair value of the warrant derivative liability. The fair value calculation includes several inputs that are subject to management’s judgement. Management reviews these inputs on a regular basis to determine that the values used in the calculation are consistent with current economic events and historical events.

Contingent Liabilities – The Company is required to make judgments about contingent liabilities including the probability of pending and potential future litigation outcomes that, by their nature, are dependent on future events that are inherently uncertain. In making its determination of possible scenarios, management considers the evaluation of outside counsel knowledgeable about each matter, as well as known outcomes in case law.

Income Taxes – Significant judgement is involved in determining the Company’s provision for income taxes, including any valuation allowance on deferred income tax assets. There are certain transactions and computations for which the ultimate tax determination is uncertain during the normal course of business. The Company recognizes liabilities for expected tax issues based upon estimates of whether additional taxes will be due. Where the final outcome of these matters is different from the amounts that were initially recognized, such difference will impact the income tax and deferred tax positions in the year in which such determination is made.

Note 5 Acquisition of Assets

On January 30, 2013, the Company closed on an asset purchase agreement with the Chapter 7 Estate of PR Pharmaceuticals, Inc. (PRP). Pursuant to the agreement, the Company has acquired certain tangible and intangible assets in exchange for $400,000 in cash plus an initial deposit of $100,000 paid to the Chapter 11 Trustee of PRP which is included in the purchase price, plus contingent consideration up to a maximum amount of $44,000,000.

On November 6, 2014, the Company closed on an asset purchase agreement with the Chapter 7 Estate of PRP in which the Company acquired its contingent consideration payments in exchange for $55,000 in cash. The value paid for the contingent consideration was allocated to the intangible assets that were acquired from PRP. As of the closing, the Company is no longer obligated to make any contingent consideration payments.

Note 6 Fixed Assets

The following is a summary of fixed assets and accumulated depreciation:

	Useful
	Life	June 30, 2016	June 30, 2015
Furniture and fixtures	5 - 7 years	$62,730	$55,330
Lab equipment	3 - 15 years	3,585,590	889,672
Lab equipment (not yet placed in service)	3 - 15 years	4,025	1,371,440
Leasehold Improvements	3 - 7 years	3,211,575	29,296
Construction in process	-	-	2,315,803
		6,863,920	4,661,541
Less: accumulated depreciation and amortization		(879,250)	(136,629)
		$5,984,670	$4,524,912

The fixed assets as of June 30, 2015 included $2,315,803 of construction in process in the buildout of our lab facilities and manufacturing suite. The construction in process was completed as of December 31, 2015 and the balance was recorded into leasehold improvements at which time it began depreciating over the remaining life of the lease. Depreciation expense was $743,962 and $128,870 for the years ended June 30, 2016 and 2015, respectively.

Note 7 Related Party Transactions

During the year ended June 30, 2016, there were no related party expenses. During the year ended June 30, 2015, the Company incurred consulting expenses of $99,000 for services performed by related parties of the Company and included in the statement of operations. As of June 30, 2015, there were no related party expenses recorded in accounts payable and accrued expense – related party. During the year ended June 30, 2015, the accounts payable and accrued expense – related party balance outstanding of $132,339 was forgiven and written off.

On February 29, 2016, we entered into a Strategic Collaboration and License Agreement (“Collaboration Agreement”) with pH Pharma Co., Ltd. (“PH”). Dr. Huh, an officer and Director of the Company is also the CEO of PH and a majority owner. Pursuant to the Collaboration Agreement, the Company conditionally granted PH an exclusive, transferable, license under AB101 patents, patent applications and all other relevant Company intellectual property to manufacture and or offer for sale the Company’s lead product candidate, AB101, in Korea, Cambodia, Laos, Myanmar, Thailand, Malaysia, Singapore and Vietnam (the “License”). The License shall only become effective when PH has purchased a minimum of $8 million of the Company’s securities. In addition, under the terms of the Collaboration Agreement, PH and the Company agree to work together to explore opportunities to utilize the Company’s proprietary microsphere platform for different therapeutic opportunities. As of June 30, 2016, PH has invested $2 million into the Company and in order for the License to become effective, PH must purchase at least $6 million of the Company’s common stock in one or more private placement transactions at prices to be negotiated in good faith by the parties based on commercially reasonable terms.

On July 1, 2016, the Company and PH entered into a Master Services Agreement in which PH will perform business development services in Korea for the Company at a fee of $10,350 per month.

Note 8 Convertible Notes Payable

From 2010 to January 2014, the Company issued several series of convertible promissory notes for which principal and interest were due between six months and two years after issuance. The convertible notes allowed investors to convert their shares into common stock at the time of certain qualifying events with some of the notes also issuing warrants at the time of conversion.

On March 31, 2014, the Company closed on an equity transaction which qualified as a “qualified financing.” As such the $2,703,000 in 2013 Notes and the accrued interest was converted into 2,186,838 shares of our common stock. The Company has also converted $4,275,172 of the 2010, 2011 and 2012 Notes and accrued interest into 3,111,126 shares of our common stock as of June 30, 2014. The remaining balance of any debt discounts on the notes converted was recorded into interest expense at the time of the conversion.

As of June 30, 2016 and 2015, the convertible notes outstanding balance was $60,000 and $60,000, respectively, which consists of notes which were not converted at the time of the equity transaction. As of June 30, 2016, all of the outstanding convertible notes have matured and payments were due. The convertible notes which have not been repaid or converted continue to accrue interest at a rate of 8%.

Note 9 Series A Convertible Preferred Stock

On December 7, 2015, the Board of Directors authorized fifteen million shares of Series A Convertible Preferred Stock (“Series A Stock”). The Series A Stock had a conversion feature at the option of the holder that could be converted at any time at a conversion rate of $1.95, subject to adjustment, into common stock. The shares also had a mandatory conversion feature at the same conversion rate if one of the following events occurs: 1) Upon vote or consent of 2/3 of the then outstanding Series A Stock; 2) Upon the Company’s listing to NASDAQ Stockmarket or the NYSE MKT and the Company’s common stock trades for 30 days for at least 155% of the Series A Stock conversion price; or 3) the Company closes an underwritten public offering of at least $15 million in gross proceeds with an offering price of at least 155% of the Series A Stock conversion price. The Series A Stock’s conversion price was subject to weighted average anti-dilution protection, as defined, and was subject to adjustments for stock splits, dividends, and similar events. The Series A Stock was mandatorily redeemable ten years after the issuance date or upon a liquidation event, as defined, which included a change in control and therefore recorded before stockholders’ equity on the consolidated balance sheet. The Series A Stock was entitled to an annual dividend of 6% based on the original issuance price, compounded quarterly. The dividend was cumulative and was to be paid in shares of Series A Stock. The accrued dividends were payable upon redemption or conversion. The Series A Stock had voting rights equal to common stockholders as if the Series A Stock converted into common stock on the record date of the vote. The Series A Stock also had liquidation preferences over other stockholders.

On December 10, 2015, the Company closed an initial offering of its Series A Stock with an offering price of $1.95 per share. The Company issued 1,025,699 shares and received net proceeds of $1,803,548 after the placement agent compensation and issuance costs paid of $105,715 and a warrant with a fair value of $90,852 recorded as issuance costs. On March 2, 2016, the Company closed a second offering of its Series A Stock with an offering price of $1.95 per share. The Company issued 1,716,487 shares and received net proceeds of $2,956,975 after the placement agent compensation and issuance costs paid of $231,214 and a warrant with a fair value of $159,311 recorded as issuance costs. On April 12, 2016, the Company closed a final offering of its Series A Stock with an offering price of $1.95 per share. The Company issued 512,820 shares and received net proceeds of $1,000,000 as there were no placement agent compensation or issuance costs. The issuance costs were being accreted over the ten-year life of the Series A Stock of which $22,846 was accreted during the year ended June 30, 2016.

Through June 24, 2016, the Company declared and issued 71,708 shares of Series A Stock as dividends on the current outstanding shares of Series A Stock.

On June 24, 2016, the Company and the stockholders of the Series A Preferred Stock consented to convert all of the shares of Series A Preferred Stock into common stock.  The conversion occurred at a conversion price of $1.95 per share.  The Company then entered into an Exchange Agreement with each former Series A stockholder to exchange the Conversion Shares into shares of common stock and related warrants equal to the Series A Preferred Stock purchase price plus accrued dividends at an exchange rate of $1.10 per Exchange Share and related Exchange Warrant.   The Company converted and cancelled 3,326,714 shares of Series A Preferred Stock and issued 5,897,677 Exchange Shares and Exchange Warrants. As the Series A stockholders received additional securities over what would have been received in the original conversion terms the transaction was considered an induced conversion. The Exchange Shares and Exchange Warrants received are recorded at the fair value on the date they were received. The excess of the fair value of the securities received over the fair value of the securities the stockholders would have received under the original terms on the date of conversion was $5,811,700 and was recorded as a deemed dividend as additional paid in capital at the time of conversion. The Company then recorded a gain on the exchange of $2,929,084, which was also recorded into additional paid in capital. As a result of the conversion and exchange of the Series A Preferred Stock, the Series A Preferred Stock is no longer deemed outstanding, and all rights with respect to such stock ceased and terminated.

Note 10 Stockholders’ Equity (Deficit)

Common Stock - The Company is authorized to issue 200,000,000 shares of $0.001 par-value common stock. All shares of the Company’s common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to:

a.	One non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;
b.	To participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and
c.	To participate pro rata in any distribution of assets available for distribution upon liquidation.

Stockholders have no pre-emptive rights to acquire additional shares of common stock or any other securities. Common shares are not subject to redemption and carry no subscription or conversion rights.

Preferred Stock – The Company is authorized to issue 20,000,000 shares of Preferred Stock with each share having a par value of $0.001. See Note 9 above for the Preferred Stock transaction during year ended June 30, 2016.

On March 31, 2014, the Company entered into a services agreement whereby the Company receives assistance with investor relations relating to digital strategy, website and investor materials, market awareness and other services. The compensation for these services was up to 500,000 shares of common stock to be issued over a twelve-month period. As of June 30, 2015, 166,668 shares of common stock have been issued under the agreement and $296,669 has been recorded as investor relations expense during the year ended June 30, 2015. On November 1, 2014 the agreement was terminated and no additional compensation was paid.

During 2015, the Company completed two private placement transactions in which the Company issued 6,040,921 units to accredited investors. Each unit consists of one share of our common stock and one common share purchase warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $2.50 per share and the warrant will expire 36 months following the issuance. The Company received net proceeds of $10.1 million after the placement agent compensation and issuance costs paid of $1,071,568 and $2,072,911 of warrant expense recorded as issuance costs. The Company also issued 37,838 shares of common stock for services in assisting in the private placement and $70,000 had been recorded in additional paid in capital as issuance costs.

During 2016, the Company entered into a private placement transaction in which the Company issued 4,875,020 units to accredited investors. Each investor was issued either Class A Units or Class B units of the Company. Each Class A Unit received one share of common stock and one-half of one common share purchase warrant. If the investor had previously invested in the Company they were eligible for a Class B Unit which received one share of common stock and one common share purchase warrant. Each common share purchase warrant is exercisable at $1.65 per share and will expire 60 months following the issuance. As of June 30, 2016, the Company received net proceeds of $4.8 million after the placement agent compensation and issuance costs paid of $553,428 and $500,321 of warrant expense recorded as issuance costs.

On July 29, 2016, the Company completed an additional close of the private placement transaction in which the Company issued 418,182 units and received gross proceeds of $460 thousand.

The Company has not declared or paid any dividends or returned any capital to common stock stockholders as of June 30, 2016 and 2015.

Note 11 Stock-Based Compensation

Options - AntriaBio adopted individual stock option plans in January 2013 for four officers and/or directors of the Company. The stock option plans granted 1,500,000 option shares with an exercise price of $4.50 and had fully vested as of June 30, 2016. In June 2013, AntriaBio adopted individual stock option plans for two consultants of the Company. The stock option plans granted 8,334 shares with an exercise price of $4.50 per share and had fully vested as of June 30, 2015.

On March 26, 2014, the Company adopted the AntriaBio, Inc. 2014 Stock and Incentive Plan which allows the Company to issue up to 3,750,000 of common stock in the form of stock options, incentive options or common stock. The Company granted 2,835,000 of these shares to current employees and directors of the Company as of June 30, 2014 and granted an additional 460,000 of these shares to current employees as of June 30, 2015. The options have an exercise price from $1.29 to $3.44 per share. The options vest monthly over four years, with some options subject to a one year cliff before options begin to vest monthly.

On February 23, 2015, the Company adopted the AntriaBio, Inc. 2015 Non Qualified Stock Option Plan which allows the Company to issue up to 6,850,000 of common stock in the form of stock options. The Company granted 4,112,000 of these shares to current employees and directors of the Company as of June 30, 2015 and granted an additional 285,000 of these shares to current employees as of June 30, 2016. The options have an exercise price of from $1.00 to $2.06 per share. The options vest monthly over 4 years with some options subject to a one year cliff before options begin to vest monthly.

AntriaBio has computed the fair value of all options granted using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. Due to the small number of option holders and all options being to officers, directors, or high level employees AntriaBio has estimated a forfeiture rate of zero. AntriaBio estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

AntriaBio has computed the fair value of all options granted during the year ended June 30, 2016 using the following assumptions:

Expected volatility	97 - 100%
Risk free interest rate	1.69% - 1.91%
Expected term (years)	7
Dividend yield	0%

AntriaBio computed the fair value of all options granted during the year ended June 30, 2015 using the following assumptions:

Expected volatility	90 - 103%
Risk free interest rate	1.31% - 2.38%
Expected term (years)	5-7
Dividend yield	0%

Stock option activity is as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Options	Exercise Price	Contractual Life
Outstanding, June 30, 2014	4,343,334	$3.61	5.6
Granted	4,572,000	$2.02
Forfeited	(212,916)	$3.57
Outstanding, June 30, 2015	8,702,418	$2.78	7.1
Granted	285,000	$1.07
Forfeited	(40,000)	$1.66
Outstanding, June 30, 2016	8,947,418	$2.73	6.2

Exercisable at June 30, 2016	4,497,646	$3.18	4.9

Stock-based compensation expense related to the fair value of stock options was included in the statement of operations as research and development - compensation and benefits expense of $1,218,040 and $671,958 for the years ended June 30, 2016 and 2015, respectively and as general and administrative – compensation and benefits expense of $2,543,797 and $2,174,870 for the years ended June 30, 2016 and 2015, respectively. The unrecognized stock-based compensation expense at June 30, 2016 is $7,902,071. AntriaBio determined the fair value as of the date of grant using the Black-Scholes option pricing method and expenses the fair value ratably over the vesting period.

Warrants- AntriaBio issued warrants to agents in conjunction with the closing of various financings and issued warrants in note conversions and private placements as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Warrants	Exercise Price	Contractual Life
Outstanding, June 30, 2014	11,099,739	$2.21	3.6
Warrants issued in private placements	6,040,921	$2.50
Warrants issued to placement agent	1,824,489	$2.50
Warrants issued for investor relations	111,000	$1.63
Warrants cancelled	(59,758)	$2.92
Outstanding, June 30, 2015	19,016,391	$2.33	3.0
Warrants issued in stock conversion	5,897,677	$1.65
Warrants issued in private placements	3,043,669	$1.65
Warrants issued to placement agent	933,639	$1.61
Warrants issued for investor relations	103,000	$1.60
Warrants cancelled	(30,000)	$3.44
Outstanding, June 30, 2016	28,964,376	$2.11	3.1

Year Ended June 30, 2015: The Company issued warrants to purchase 6,040,921 shares of common stock at a price of $2.50 per share, exercisable through April 2018 in connection with the issuance of units in private placements. The Company issued warrants to the placement agent to purchase agent to purchase 1,824,489 shares of common stock at a price of $2.50 per share, exercisable through April 2022 in connection with the private placements that occurred from November 2014 through April 2015. The Company issued warrants to purchase 105,000 shares of common stock at a price of $1.65 per share in connection with investor relations services. The Company issued warrants to purchase 6,000 shares of common stock at a price of $1.38 per share in connection with investor relations services.

Year ended June 30, 2016: The Company issued warrants to purchase 5,897,677 shares of common stock at a price of $1.65 per share, exercisable through March 2021 in connection with the issuance of units in a preferred stock conversion. The Company issued warrants to purchase 3,043,669 shares of common stock at a price of $1.65 per share, exercisable through June 2021 in connection with the issuance of units in private placements. The Company issued warrants to the placement agent to purchase 184,490 shares of common stock at a price of $2.34 per share. On June 24, 2016, the Company modified the warrant to purchase 184,490 shares of common stock, by replacing the warrant with warrants to purchase 327,046 shares of common stock at a price of $1.32 per share, exercisable through December 2023 in connection with the Series A Preferred Stock Offering. The Company issued warrants to the placement agent to purchase 87,500 shares of common stock at a price of $2.50 per share, exercisable through December 2022 in connection with the Series A Preferred Stock Offering. The Company issued warrants to the placement agents to purchase 519,093 shares of common stock at a price of $1.65 per share, exercisable through December 2023 in connection with the private placement. The Company issued warrants to purchase 9,000 shares of common stock at a price of $1.38 per share in connection with investor relations services. The Company issued warrants to purchase 24,000 shares of common stock at a price of $1.34 per share in connection with investor relations services. The Company issued warrants to purchase 60,000 shares of common stock at a price of $1.85 per share in connection with investor relations services. The Company issued warrants to purchase 10,000 shares of common stock at a price of $0.96 per share in connection with investor relations services.

The warrants exercisable for the 66,667 shares of common stock are accounted for under liability accounting for the shares that have vested and were recorded at their fair value on the date of issuance of $50,365 as a liability and as professional fees and investor relation expense. Warrants for 30,000 shares of common stock were cancelled as of December 31, 2015 as the vesting events had not occurred. The fair value as of June 30, 2016 and 2015 were $11,955 and $31,777, respectively which is reflected as a liability with the fair value adjustment recorded as derivative gains or losses on the consolidated statements of operations.

The warrants exercisable for the 4,968,482 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $3,527,816 and the allocated fair value of $2,597,932 was recorded into additional paid-in capital. The warrants exercisable for the 1,072,439 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $1,009,433 and the allocated fair value of $595,184 was recorded into additional paid-in capital. The warrants exercisable for the 105,000 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $80,677 and recorded as additional paid-in-capital and professional fees. The warrants exercisable for the 6,000 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $9,006 and recorded as additional paid-in-capital and professional fees.

The warrants exercisable for the 1,477,287 shares were accounted for under liability accounting on the date they were recorded, except for 58,914 shares which were recorded directly into equity using the Black-Scholes pricing model on February 23, 2015 at a fair value of $92,111. The warrants to purchase 1,418,373 shares had a value of $1,498,809 when originally recorded using a Lattice pricing model and $2,217,605 as of February 23, 2015 using a Black-Scholes pricing model when the warrant terms became fixed and were reclassified into equity with the fair value adjustment recorded as derivative expense on the consolidated statement of operations. The warrants exercisable for the 347,202 shares were accounted for under liability accounting on the date they were recorded, except for 247,552 shares which were recorded directly into equity using the Black-Scholes pricing model on April 6, 2015 at a fair value of $309,121. The warrants to purchase 99,650 shares had a value of $172,809 when originally recorded using a Lattice pricing model and $124,434 as of April 6, 2015 using a Black-Scholes pricing model when the warrant terms became fixed and were reclassified into equity with the fair value adjustment recorded as derivative expense on the consolidated statement of operations.

The warrants exercisable for the 5,897,677 shares of common stock were accounted for under equity treatment and fair valued as of the date of issuance. The fair value of the warrants was valued at $3,497,914 and was recorded into additional paid-in capital. The warrants exercisable for the 3,043,558 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $1,667,630 and the allocated fair value of $1,202,336 was recorded into additional paid-in capital.

The warrants exercisable for 184,490 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $184,673 and recorded as additional paid-in-capital and Series A Convertible Preferred Stock as issuance costs. On June 24, 2016, the warrants were modified and in place of the warrants to purchase 184,490 shares were replaced by warrants to purchase 327,046 shares of common stock. The change in the fair value between the old warrants and the new warrants on the date of modification was calculated as $113,521 and was recorded as additional paid-in-capital and as issuance costs. The warrants exercisable for 87,500 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued as $65,490 as additional paid-in-capital and Series A Convertible Preferred Stock as issuance costs. The warrants exercisable for 519,093 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $386,800 and recorded as additional paid-in-capital and as issuance costs.

The warrants exercisable for the 9,000 shares of common stock were accounted for under the equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $11,407 and recorded as additional paid-in-capital and investor relations. The additional warrants exercisable for the 24,000 shares of common stock were accounted for under the equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $20,943 and recorded as additional paid-in-capital and investor relations. The warrants exercisable for the 60,000 shares of common stock were accounted for under the equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $34,122 and recorded as additional paid-in-capital and investor relations. The warrants exercisable for the 10,000 shares of common stock were accounted for under the equity treatment and fair valued as of the date of issuance. The fair value of the warrants was valued as $6,500 and recorded as additional paid-in-capital and investor relations.

These warrants were valued using the Black-Scholes option pricing model on the date of issuance except for the warrants to purchase 1,518,387 shares which were valued using a Lattice pricing model. In order to calculate the fair value of the warrants in both models, certain assumptions were made regarding components of the model, including the closing price of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and warrant term. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

The Black-Scholes valuation methodology was used because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions were as follows:

Expected volatility	87% - 151%
Risk free interest rate	0.45% - 2.03%
Warrant term (years)	1 - 7.5
Dividend yield	0%

We utilize a Lattice model to determine the fair market value of the warrants to purchase 1,418,373 shares on the day they were issued. The warrants issued resulted in a warrant derivative liability of $1,498,809 on the dates they were issued. The Lattice model accommodates the probability of exercise price adjustment features as outlined in the placement agent agreement. Under the terms of the placement agent agreement, until the final close of the private placement financing under the agreement, the exercise price per share can be reduced in proportion to the exercise price per share of warrants issued in the private placement that is lower than the exercise price per share as stated in the warrant agreement. The estimated fair value was derived using the lattice model with the following assumptions:

Expected volatility	90% - 91%
Risk free interest rate	1.89% - 1.98%
Warrant term (years)	7
Dividend yield	0%

We utilize a Lattice model to determine the fair market value of the warrants to purchase 99,650 shares on March 31, 2015, the day they were issued. The warrants issued resulted in a warrant derivative liability of $172,809 on the date they were issued. The Lattice model accommodates the probability of exercise price adjustment features as outlined in the placement agent agreement. Under the terms of the placement agent agreement, until the final close of the private placement financing under the agreement, the exercise price per share can be reduced in proportion to the exercise price per share of warrants issued in the private placement that is lower than the exercise price per share as stated in the warrant agreement. The estimated fair value was derived using the lattice model with the following assumptions:

Expected volatility	90%
Risk free interest rate	1.71%
Warrant term (years)	7
Dividend yield	0%

Note 12 Income Taxes

Taxing jurisdictions related to income taxes are the Unites States Federal Government, the State of Colorado and the State of California. The provision for income taxes is as follows:

	Year Ended June 30,
	2016	2015

Current tax benefit
Federal	$-	$-
State	-	-
	-	-

Deferred tax benefit
Federal	5,065,733	3,774,110
State	339,091	432,092
Change in valuation allowance	(5,404,824)	(4,206,202)
	-	-
Total tax expense	$-	$-

Deferred taxes are a result of differences between income tax accounting and GAAP with respect to income and expenses. The following is a summary of the components of deferred taxes recognized in the financial statements as of June 30, 2016 and 2015:

	As of June 30,
	2016	2015

Deferred tax assets
Net operating loss carryforward	$10,602,681	$5,170,221
Start-up and organizational expenses	577,110	614,059
Stock-based compensation	4,395,306	3,080,604
Other	265,809	412,783
Total deferred tax assets	15,840,906	9,277,667

Deferred tax liabilities
Fixed Assets	1,072,872	83,360
Federal Beneft for state deferred taxex	601,808	432,905
Total deferred tax liabilities	1,674,680	516,265

Valuation allowance	(14,166,226)	(8,761,402)
Net deferred taxes	$-	$-

The valuation allowance was established because the Company had not reported earnings in order to support the recognition of the deferred tax asset. The Company has net operating loss carryforwards of approximately $27,446,000 for federal and state income tax purposes. Federal and state net operating loss carryforwards, to the extent not used, will expire starting in 2031. Under provisions of the Internal Revenue Code, substantial changes in the Company’s ownership may result in limitations on the amount of net operating loss carryforwards that can be utilized in future years. As of June 30, 2016, approximately $6,281,000 of the net operating loss carryforwards are subject to IRS limitations. The Company is no longer subject to income tax examinations for federal income taxes before 2011 and for Colorado before 2010.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income for the following periods, due to the following:

	Year Ended June 30,
	2016	2015

Computed "expected" tax expense (benefit)	$(5,078,084)	$(3,863,260)
Change in income taxes from:
State taxes net of federal benefit	(339,091)	(432,092)
Permanent differences	12,351	229,209
Prior period adjustment	-	(140,059)
Change in valuation allowance	(5,404,824)	4,206,202
	$-	$-

Note 13 Commitments and Contingencies

Lease Commitments – In May 2014, the Company entered into a lease of approximately 27,000 square feet of office, laboratory and clean room space to be leased for seventy two months. The lease requires monthly payments of $28,939 adjusted annually by approximately 3% plus triple net expenses monthly of $33,325 adjusted annually. The Company also made an initial security deposit of $750,000 which is held by the landlord. As of June 30, 2016, $187,500 of the deposit had been returned and the remaining balance will be returned gradually over the next several years.

As of June 30, 2016, minimum rental commitment under the operating lease is as follows:

Year Ending June 30,
2017	370,252
2018	381,360
2019	392,855
2020	335,747
$1,480,214

In September 2014, the Company entered into an equipment lease for laboratory equipment to be leased for twenty-four months with a bargain purchase option at the end of the lease. The equipment lease has been recorded as a capital lease with monthly payments of $8,075 per month to be made. The final lease payment for the capital lease is in September 2016.

Legal Matters – From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of June 30, 2016, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholders, is an adverse party or has a material interest adverse to our interest.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The fees and expenses to be paid in connection with the distribution of securities being registered hereby are estimated as follows:

SEC registration fee	$2,553
Accounting fees and expenses	15,000
Legal fees and expenses	40,000
Total	$57,553

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation and Bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware General Corporation Law. In addition, the Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

The limitations of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in Act and is, therefore, unenforceable.

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Recent Sales of Unregistered Securities

In the past three years as of June 30, 2016 and through October 12, 2016, we have offered and sold the following securities in unregistered transactions pursuant to exemptions under the United States Securities Act of 1933, as amended (the “Securities Act”).

1.	On November 14, 2013, we issued a 14% promissory note in the principal amount of $250,000 (the “Note”) to Konus Advisory Group, Inc. (the “Holder”) in order to evidence funds the Holder has agreed to loan to the Company. Pursuant to the terms of the Note, the principal balance of the Note is due at the earlier of, (i) November 1, 2014 or (ii) ten days after the closing of an equity financing that raises at least three million dollars. In connection with the Note, we have also agreed to issue one-sixth of one common share purchase warrant (each a “Warrant”) for each dollar we borrow on the Note. Each Warrant is exercisable into one share of our common stock at an exercise of $7.50 per share, with an expiry date of five years after issuance. The issuance of the Note and the Warrant were made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

2.	On January 14, 2014, we issued 20 of our 8% convertible promissory notes to a number of accredited investors for gross cash proceeds of $2,703,000. Paulson Investment Company, Inc. (“Paulson”) served as our exclusive placement agent. We paid Paulson cash compensation of $270,300 and we also issued Paulson a warrant exercisable into 67,575 shares of our common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

3.	On March 26, 2014, we issued 176,283 shares of our common stock to Konus Advisory Group, Inc. in consideration for part of the outstanding payables balance due. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

4.	On March 31, 2014, we entered into a services agreement in which the compensation for services were 41,667 shares of common stock per month. As of October 31, 2014, we had issued 291,669 shares of common stock at which time the agreement was terminated. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

5.	On March 31, 2014, we issued 3,186,222 shares of our common stock in a unit transaction (the “Unit Financing”) to 80 investors for an aggregate consideration of $4,790,453. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

6.	On April 1, 2014, we issued 1,494,026 shares of our common stock in the Unit Financing to 3 investors for an aggregate consideration of $2,326,000. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

7.	On April 11, 2014, we issued 829,795 shares of our common stock in the Unit Financing to 26 investors for an aggregate consideration of $1,294,480. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

8.	On April 16, 2014, we issued 218,314 shares of our common stock in the Unit Transaction to 6 investors for an aggregate consideration of $340,500. We paid Paulson cash compensation of $1,298,857 and we also issued Paulson a warrant exercisable into 223,286 shares of our common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

9.	On September 3, 2014, we issued 1,000 shares of our common stock in consideration for services performed. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

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10.	On November 28, 2014, we issued 1,782,783 shares of our common stock in the Unit Financing to 50 investors for an aggregate consideration of $3,298,131. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

11.	On December 31, 2014, we issued 1,960,774 shares of our common stock in the Unit Financing to 23 investors for an aggregate consideration of $3,627,412. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act

12.	On February 28, 2015, we issued 897,004 shares of our common stock in the Unit Financing to 18 investors for an aggregate consideration of $1,659,452. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act

13.	On February 23, 2015, we issued 327,921 shares of our common stock in the Unit Financing to 8 investors for an aggregate consideration of $606,650. We paid Paulson cash compensation of $894,164 and we also issued Paulson a warrant exercisable into 1,477,287 shares of our common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act

14.	On March 31, 2015, we issued 307,798 shares of our common stock in the Unit Financing to 8 investors for an aggregate consideration of $569,426. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

15.	On April 6, 2015, we issued 764,641 shares of our common stock in the Unit Financing to 6 investors for an aggregate consideration of $1,414,585. We paid Paulson cash compensation of $141,585 and we also issued Paulson a warrant exercisable into 347,202 shares of our common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

16.	On April 20, 2015, we issued 37,838 shares of our common stock in consideration for services performed. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

17.	On December 9, 2015, we issued 1,025,699 shares of Series A Preferred Stock in a Series A Financing to 6 investors for an aggregate consideration of $2,000,115. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

18.	On March 2, 2016, we issued 1,716,487 shares of Series A Preferred Stock in a Series A Financing to 6 investors for an aggregate consideration of $3,347,500. We paid the placement agents cash compensation of $230,174 and we also issued warrants exercisable into 414,546 shares of our common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

19.	On April 12, 2016, we issued 512,820 shares of Series A Preferred Stock in a Series A Financing to 1 investor for an aggregate consideration of $1,000,000. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

20.	On April 29, 2016, we issued 161,679 shares of our common stock in the Unit Financing to 3 investors for an aggregate consideration of $177,847. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

21.	On May 31, 2016, we issued 3,001,888 shares of our common stock in the Unit Financing to 26 investors for an aggregate consideration of $3,302,077. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

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22.	On June 24, 2016, we issued 715,909 shares to of our common stock in the Unit Financing to 15 investors for an aggregate consideration of $787,500. We paid the placement agent cash compensation of $61,798 and we also issued warrants exercisable into 71,591 shares of common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

23.	On June 28, 2016, we issued 995,543 shares of our common stock in the Unit Financing to 14 investors for an aggregate consideration of $1,095,097. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

24.	On July 29, 2016, we issued 418,182 shares of our common stock in the Unit Financing to 9 investors for an aggregate consideration of $460,000. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

25.	On September 30, 2016, we issued 2,029,454 shares of our common stock in the Unit Financing to 25 investors for an aggregate consideration of $2,232,399. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

26.	On October 6, 2016, we issued 2,376,455 shares of our common stock in the Unit Financing to 24 investors for an aggregate consideration of $2,614,101. We paid the placement agent cash compensation of $339,833 and we also issued warrants exercisable into 978,152 shares of common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

27.	October 7, 2016, we issued 909,091 shares of our common stock in the Unit financing to 1 investor for an aggregate consideration of $1,000,000. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

(a)	provided, however, that:

(b)	paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the registration statement is on Form S-1 (§ 239.11 of this chapter), Form S-3 (§ 239.13 of this chapter), Form SF-3 (§ 239.45 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to § 230.424(b) of this chapter that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(b)	The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Louisville, State of Colorado, on October 14, 2016.

ANTRIABIO, INC.

By:	/s/ Nevan Elam
Nevan Elam
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Morgan Fields
Morgan Fields
Chief Accounting Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nevan Elam		October 14, 2016
Nevan Elam	Chief Executive Officer and Director (Principal Executive Officer)

*		October 14, 2016
Barry Sherman	Director

*		October 14, 2016
Hoyoung Huh	Director

*		October 14, 2016
David Welch	Director

/s/ Morgan Fields		October 14, 2016
Morgan Fields	Chief Accounting Officer (Principal Financial and Accounting Officer)

*By:	/s/ Nevan Elam
Nevan Elam, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Share Exchange and Reorganization Agreement, January 31, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

2.2	Plan of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filing on January 11, 2013)

3.1	Articles of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filing on January 11, 2013)

3.2	Certificate of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filing on January 11, 2013)

3.3	Certificate of Incorporation, dated January 10, 2013 (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K filing on January 11, 2013)

3.4	Delaware Bylaws, dated January 10, 2013 (incorporated by reference to Exhibit 3.4 of the Company’s Form 8-K filing on January 11, 2013)

3.5	Certificate of Amendment to The Certificate of Incorporation, dated April 30, 2014 (incorporated by reference to Exhibit 3.5 of the Company’s S-1 filing on May 20, 2014)

3.6	Certificate of Designation dated December 7, 2015 (incorporated by reference on exhibit 3.1 of the Company’s Form 8-K on December 10, 2016)

4.1	Form of Konus Warrant (incorporated by reference to Exhibit 4.5 of the Company’s Form 8-K filing on April 1, 2014)

4.2	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filing on April 1, 2014)

4.3	Form of Bridge Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filing on January 16, 2014)

4.4	Form of Conversion Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filing on April 1, 2014)

4.5	Form of Compensation Warrant (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q filing on May 14, 2014)

4.6	Form of Warrant (incorporated by reference to the Company’s Form 8-K filing on December 4, 2014)

4.7	Form of Financing Warrant (incorporated by reference to the Company’s Form 8-K filing on January 5, 2015)

4.8	Form of Warrant (incorporated by reference to the Company’s Form 8-K filing on April 6, 2015)

4.9	Form of Financing Warrant (incorporated by reference to the Company’s Form 8-K filing on April 6, 2015)

4.10	Form of Agent Warrant (incorporated by reference to the Company’s Form 8-K filing on December 10, 2015)

4.11	Form of Warrant (incorporated by reference to the Company’s Form 8-K filing on June 29, 2016)

4.12	Form of Agent Warrant (incorporated by reference to the Company’s Form 8-K filing on June 29, 2016)

5.1	Opinion of Dorsey & Whitney LLP (Previously filed on the registration statement filed on July 22, 2015)

10.1	Asset Purchase Agreement with PR Pharmaceuticals (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.2	Asset Purchase Agreement (incorporated by reference to the Company’s Form 8-K filing on November 10, 2014)

10.3	Employment Agreement with Steve Howe, dated April 1, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.4	Termination Agreement with Steve Howe, dated March 26, 2014 (incorporated by reference to Exhibit10.5 of the Company’s Form 8-K filing on April 1, 2014)

10.5	Employment Agreement with Nevan Elam, dated June 18, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.6	Amended and Restated Employment Agreement with Nevan Elam, dated March 26, 2014 (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filing on April 1, 2014)

10.7	Second Amended and Restated Employment Agreement with Nevan Elam, dated February 23, 2015 (incorporated by reference to the Company’s Form 8-K filing on February 24, 2015)

10.8	Employment Agreement with Sankaram Mantripragada, dated April 1, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.9	Amended and Restated Employment Agreement with Sankaram Mantripragada, dated March 26, 2014 (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filing on April 1, 2014)

10.10	Second Amended and Restated Employment Agreement with Sankaram Mantripragada, dated February 23, 2015 (incorporated by reference to the Company’s Form 8-K filing on February 24, 2015)

10.11	Advisory Services Agreement with Konus Advisory Group, Inc., dated July 2, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.12	Consulting Agreement with Hoyoung Huh, dated July 1, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.13	Termination Agreement with Hoyoung Huh, dated March 26, 2014 (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K filing on April 1, 2014)

10.14	Employment Agreement with Hoyoung Huh, dated January 1, 2015 (incorporated by reference to the Company’s Form 8-K filing on January 8, 2015)

10.15	Amended and Restated Employment Agreement with Morgan Fields, dated February 23, 2015 (incorporated by reference to the Company’s Form 8-K filing on February 24, 2015)

10.16	Option Agreement with Steve Howe, dated January 30, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.17	Option Agreement with Nevan Elam, dated January 30, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.18	Option Agreement with Sankaram Mantripragada, dated January 30, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.19	Option Agreement with Hoyoung Huh, dated January 30, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.20	Related Party Line of Credit with Drywave Technologies (incorporated by reference to the Company’s Form S-1A filing on June 25, 2014)

10.21	Note Payable with Konus Advisory Group (incorporated by reference to the Company’s 8-K filing on November 15, 2013)

10.22	Subscription Agreement (incorporated by reference to the Company’s 8-K filing on January 16, 2014)

10.23	Form of Bridge Note (incorporated by reference to the Company’s Form 8-K filing on January 16, 2014)

10.24	Form of Note Conversion Letters (incorporated by reference to the Company’s Form 10-Q filing on February 13, 2014)

10.25	Unit Subscription Agreement (incorporated by reference to the Company’s Form 8-K filing on April 1, 2014)

10.26	Konus Repayment Agreement (incorporated by reference to the Company’s Form 8-K filing on April 1, 2014)

10.27	JSDC Services Agreement (incorporated by reference to the Company’s Form 8-K filing on April 4, 2014)

10.28	AntriaBio, Inc. 2014 Stock and Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Information Statement on Schedule 14C filed on April 10, 2014)

10.29	AntriaBio, Inc. 2015 Non Qualified Stock Option Plan (incorporated by reference to the Company’s Form 8-K filing on February 24, 2015)

10.30	Lease Agreement (incorporated by reference to the Company’s Form 8-K filing on May 12, 2014)

10.31	Form of Subscription Agreement (incorporated by reference to the Company’s Form 8-K filing on January 5, 2015)

10.32	Form of Subscription Agreement (incorporated by reference to the Company’s Form 8-K filing on April 6, 2015)

10.33	Form of Purchase Agreement (incorporated by reference to the Company’s Form 10-Q filing on February 16, 2016)

10.34	Collaboration Agreement (incorporated by reference to the Company’s Form 8-K filing on March 2, 2016)

10.35	Form of Purchase Agreement (incorporated by reference to the Company’s Form 8-K filing on June 29, 2016)

10.36	Form of Exchange Agreement (incorporated by reference to the Company’s Form 8-K filing on June 29, 2016)

10.37	Placement Agent Agreement dated March 22, 2016 (incorporated by reference to the Company’s Annual Form 10-K filing on September 28, 2016)

10.38	Placement Agent Agreement dated April 11, 2016 (incorporated by reference to the Company’s Annual Form 10-K filing on September 28, 2016)

21.1	Listing of Subsidiaries (incorporated by reference to the Company’s Annual Report Form 10-K filed on September 28, 2016)

23.2	Consent of EKS&H LLLP *

23.3	Consent of Dorsey & Whitney, LLP (included in Exhibit 5.1) (Previously filed)

24.1	Power of Attorney (contained on signature page to the registration statement filed on May 22, 2015)

101	The following materials for the years ended June 30, 2016 and 2015 formatted in XBRL (extensible Business Reporting Language): (i) Balance Sheet, (ii) Statement of Operations, (iii) Statements of Cash Flows, (iv) Statements of Stockholders Equity and (v) related notes to these Financial Statements.*

* Filed Herewith